UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION

         Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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CHEMICAL FINANCIAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 6, 2015

235 East Main Street
Midland, Michigan 48640
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 20, 2015

To Our Shareholders:
The 2015 annual meeting of shareholders of Chemical Financial Corporation will be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 20, 2015, at 2:00 p.m. local time. At the meeting, we will consider and vote on:

1.	Election of 7 directors;

2.	Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 45,000,000 shares to 60,000,000 shares;

3.	Amendment of our Restated Articles of Incorporation to authorize a class of 2,000,000 shares of preferred stock;

4.	Approval of the Stock Incentive Plan of 2015;

5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

6.	Advisory approval of executive compensation.
We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.
You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record as of the close of business on February 20, 2015. The enclosed proxy statement and proxy are first being sent to our shareholders on approximately March 6, 2015. A copy of our annual report for the year ended December 31, 2014 is enclosed with this notice.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 20, 2015. Our proxy statement and annual report for the year ended December 31, 2014, which accompany this notice, are available for viewing, printing and downloading on the internet at www.edocumentview.com/chfc or in the “Investor Information” section of our website, www.chemicalbankmi.com, by clicking the 2015 Proxy Statement and 2014 Annual Report links, respectively. In addition, you may obtain electronic copies of all of our filings with the U.S. Securities and Exchange Commission during the last five years from this section of our website.
We look forward to seeing you at the meeting.
By Order of the Board of Directors,
David B. Ramaker
Chairman, Chief Executive Officer and President
March 6, 2015

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

CHEMICAL FINANCIAL CORPORATION
PROXY STATEMENT
dated March 6, 2015
For the Annual Meeting of Shareholders
to be held April 20, 2015
Introduction
Use of Terms
In this proxy statement, “we,” “us,” “our,” the “Company,” the “Corporation” and “Chemical Financial” refer to Chemical Financial Corporation, the “Bank” refers to Chemical Bank, and “you” and “your” refer to each shareholder of Chemical Financial Corporation.
Questions and Answers about the Proxy Materials and Our 2015 Annual Meeting

Q.	Why am I receiving these materials?

A .
Chemical Financial's board of directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Chemical Financial Corporation 2015 annual meeting of shareholders. The meeting will take place on Monday, April 20, 2015, at 2:00 p.m. local time, at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q .	What proposals will be voted on at the annual meeting?

A.	The following proposals are scheduled to be voted on at the annual meeting:

•	Election of 7 directors (Proposal 1);

•	Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 45,000,000 shares to 60,000,000 shares (Proposal 2);

•	Amendment of our Restated Articles of Incorporation to authorize a class of 2,000,000 shares of preferred stock (Proposal 3);

•	Approval of the Stock Incentive Plan of 2015 (Proposal 4);

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal 5); and

•	Advisory approval of our executive compensation (Proposal 6).
In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy will have discretionary authority to vote for you on those matters.

Q.	What information is contained in these materials?

A .
The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of our directors and named executive officers, and certain other required information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q .	When did the Company begin sending and delivering this proxy statement and the enclosed proxy to shareholders?

A .	We began sending and delivering this proxy statement and the enclosed proxy to our shareholders on approximately March 6, 2015.

Q .	How does the Company's Board of Directors recommend that I vote?

A .	Your board of directors recommends that you vote FOR approval of Proposals 1, 2, 3, 4, 5 and 6.

Q .	Who may vote?

A .
You may vote at the annual meeting if you were a shareholder of record of Chemical Financial common stock at the close of business on February 20, 2015. Each shareholder is entitled to one vote per share of Chemical Financial common stock on each matter presented for a shareholder vote at the meeting. As of February 20, 2015, there were _________________ shares of Chemical Financial common stock issued and outstanding.

Q.	How do I vote?

A .	If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting.
If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for approval of Proposals 1, 2, 3, 4, 5 and 6. If any other matter comes before the meeting, your shares will be voted at the discretion of the persons named as proxies on the proxy.
If you are a shareholder of record, Chemical Financial also offers you the convenience of voting by telephone or through the Internet, 24 hours a day, seven days a week.
Internet Voting.    You may vote via the Internet by visiting www.envisionreports.com/chfc. Follow the steps outlined on the secure website.
Telephone Voting.    To vote by telephone, dial the toll-free number on the instructions included on your proxy and listen for further directions.

Q.	How do I vote my Dividend Reinvestment Program (Chemical Invest Direct) shares?

A.
If you are enrolled in Chemical Financial's Dividend Reinvestment Program (Chemical Invest Direct), the enclosed proxy covers: (1) all shares of Chemical Financial's common stock owned directly by you at the record date, and (2) all shares of Chemical Financial's common stock held by you in Chemical Invest Direct at that time. Computershare, as agent under the program, will vote any common stock held by it under the program in accordance with your written direction as indicated on the proxy. All such shares will be voted the way you direct. If no specific instruction is given on a returned proxy, Computershare will vote as recommended by the board of directors.

Q .	How do I vote if I hold my shares in “street name”?

A .
If you hold your shares in “street name,” which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your “broker”), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or the Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q .	Does my broker have discretionary authority to vote my shares?

A .
If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 5 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposal. Proposals 1, 2, 3, 4 and 6 are not considered routine matters and your broker will not have discretionary authority to vote your shares on these matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on Proposals 1, 2, 3, 4 and 6.

Q .	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing either of the following two things:

•	by delivering written notice of revocation to Chemical Financial's Secretary, William C. Collins, at 235 East Main Street, Midland, Michigan 48640; or

•	by attending the meeting and voting in person.

Q .	What are broker non-votes?

A.
Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Q .	What is the quorum requirement for the annual meeting?

A .
To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Chemical Financial common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A .
Election of Directors.    A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Proposals 2 and 3.    Proposals 2 and 3 will be approved if a majority of the shares entitled to vote are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 2 and 3 in person or by proxy will have the same effect as shares voted against the proposal.
Proposals 4, 5 and 6.    Proposals 4, 5 and 6 will be approved if a majority of the shares that are voted on each proposal at the meeting are voted in favor of each proposal. Abstentions, broker non-votes and other shares that are not voted on Proposals 4, 5 and 6 in person or by proxy will not be included in the vote count.
Required Vote for Other Matters.    We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A .
Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum. Shares represented by proxy may be voted at the discretion of the proxy holder on a proposal to adjourn the meeting.

Q .	What does it mean if I receive more than one proxy or voting instruction card?

A .	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.
We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the date of the annual meeting.

Overview of Proposals
This proxy statement contains six proposals requiring shareholder action. Proposal 1 requests the election of 7 directors to the board of directors. Proposal 2 requests approval of an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 45,000,000 shares to 60,000,000 shares. Proposal 3 requests approval of an amendment of our Restated Articles of Incorporation to authorize a class of 2,000,000 shares of preferred stock. Proposal 4 requests approval of the Stock Incentive Plan of 2015. Proposal 5 requests the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015. Proposal 6 requests advisory approval of our executive compensation.

Proposal 1
Election of 7 Directors
After consideration and upon the recommendation of the Corporate Governance and Nominating Committee, the board of directors determined to reduce the size of the board of directors from 12 directors to 7 directors effective as of the close of the 2015 annual meeting.
For at least 10 years, the boards of directors of Chemical Financial and Chemical Bank have been identical, with the directors of Chemical Financial also serving as directors of Chemical Bank. As the regulatory environment for banks has evolved, particularly in light of significant regulatory changes over the last several years, the directors of Chemical Bank have been required to spend more and more time focused on the shorter-term annual operational issues confronting Chemical Bank. Additionally, the growth of Chemical Bank has required its directors to spend an increasing amount of time on bank-level issues. At the same time, the directors of Chemical Financial have been required to spend increasing amounts of time focusing on corporate governance and longer-term strategic issues to enhance shareholder value. The need to spend more time on divergent issues places a greater burden upon the directors of Chemical Financial and Chemical Bank.
The Corporate Governance and Nominating Committee therefore recommended that the boards be split, with some directors serving only on the board of Chemical Financial and others serving only on the board of Chemical Bank, while maintaining a sufficient overlap of directors who have the time, skills and qualifications to serve on both boards to assure continuity of purpose and an alignment of missions. The Corporate Governance and Nominating Committee believes that this will permit some directors to develop more specialized expertise in the issues facing each organization and assure that both Chemical Financial and Chemical Bank are able to attract outstanding individuals with superior skills and qualifications to serve on their respective boards of directors.
Following a review and nomination from the Corporate Governance and Nominating Committee, the board of directors proposes that the following nominees be elected as directors for terms expiring at the 2016 annual meeting of shareholders:
Gary E. Anderson
James R. Fitterling
Terence F. Moore
John E. Pelizzari
David B. Ramaker
Larry D. Stauffer
Franklin C. Wheatlake
Each proposed nominee currently serves as a director of Chemical Financial for a term that will expire at this year's annual meeting. Mr. Thomas T. Huff is currently a director of Chemical Financial. He will retire from the board of directors at the annual meeting on April 20, 2015 in accordance with Chemical Financial's mandatory age retirement policy. The other directors who previously served on Chemical Financial’s board will continue to serve as directors of Chemical Bank. The proposed nominees are willing to be elected and serve as directors. If a nominee is unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent board of directors may or may not select a substitute nominee. If a substitute nominee is selected, your proxy will be voted for the person selected. If a substitute nominee is not selected, your proxy will be voted for the election of the remaining nominees. No proxy will be voted for a greater number of persons than the number of nominees named above.
Biographical information concerning the nominees for director of Chemical Financial appears below under the heading “Board of Directors.” All current directors and nominees for director, except David B. Ramaker, qualified as independent directors as defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.
Your Board of Directors recommends that you vote
FOR the election of all nominees as directors.

 Proposal 2
Amendment of our Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 45,000,000 shares to 60,000,000 shares

The board of directors proposes to amend Article III of the Corporation's Restated Articles of Incorporation to increase the number of authorized shares of our common stock from 45,000,000 shares to 60,000,000 shares. The purpose of the amendment is to provide additional shares for future issuance.
The board of directors has unanimously approved, and recommends that the Corporation’s shareholders approve, the proposed amendment to the Restated Articles of Incorporation. The board of directors determined the approval of the proposed amendment to increase the number of authorized shares of common stock would be in the best interests of the Corporation and its shareholders.
We currently have 45,000,000 shares of common stock authorized for issuance and 200,000 shares of preferred stock authorized for issuance. Of those 45,000,000 shares of common stock, as of January 31, 2015, 32,787,654 shares were issued and outstanding and 2,206,018 shares were reserved for issuance under the Corporation's share-based plans, including its dividend reinvestment program, leaving us with 10,006,328 shares of common stock available for future issuance. It is expected that up to 880,110 shares of common stock will be issued in connection with the pending merger with Monarch Community Bancorp, Inc., and up to 4,324,573 shares of common stock will be issued in connection with the pending merger with Lake Michigan Financial Corporation, leaving us with 4,801,645shares of common stock available for issuance assuming both transactions were completed as of January 31, 2015. As of January 31, 2015, no shares of preferred stock were issued and outstanding.
The board of directors believes that it is advisable to have additional authorized shares of common stock available for future issuance. Management continues to seek favorable acquisition opportunities. The board of directors has had and expects to continue to have discussions with other organizations that might be interested in being acquired. Authorized but unissued shares of common stock, or funds raised in a public offering of shares, may be used for these purposes. In addition, the additional authorized shares would also be available for possible future stock splits and dividends, equity incentive plans, and other corporate purposes that might be considered. The Corporation has no present plans or proposals to issue the additional shares that would be authorized by the proposed amendment.
All of the additional authorized shares of common stock would be of the same class with the same dividend, voting, and liquidation rights as the shares of common stock presently issued and outstanding. If Proposal 3 is approved, our authorized capital stock would also include 2,000,000 shares of preferred stock. If Proposal 3 is not approved, our authorized capital stock would continue to include 200,000 shares of preferred stock. Shareholders have no preemptive rights to acquire shares of common stock issued by the Corporation under its Restated Articles of Incorporation and shareholders would not acquire preemptive rights with respect to the additional authorized shares of stock under the proposed amendment to the Restated Articles of Incorporation.
The issuance of additional shares of common stock could dilute the voting rights, equity and earnings per share of existing shareholders. The issuance of additional shares of common stock, or the perception that additional shares may be issued, may also adversely affect the market price of our common stock. The additional shares of common stock that would become available for issuance if the amendment is approved could also be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Corporation. For example, without further shareholder approval, the board of directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although the amendment to increase the authorized shares of common stock has been prompted by the business and financial considerations described above, and not by the threat of any hostile takeover attempt (nor is the board of directors currently aware of any such attempts directed at us), shareholders should be aware that approval of the amendment could facilitate future efforts by us to deter or prevent changes in control.
If the proposed amendment is adopted, the newly authorized shares would be unreserved and available for issuance. No further shareholder authorization would be required prior to the issuance of such shares by the Corporation, except where shareholder approval is required under NASDAQ rules.

If the shareholders approve Proposal 2, but do not approve Proposal 3 below, we will file a Certificate of Amendment to our Restated Articles of Incorporation to amend Article III of our Restated Articles of Incorporation to amend, in its entirety, the first paragraph to read, as follows:
The total authorized capital stock of the Corporation is 60,200,000 shares of stock divided into two classes, as follows:
A.    60,000,000 shares of common stock, par value $1.00 per share; and
B.    200,000 shares of preferred stock, no par value.
Except for the first paragraph, all of the remaining provisions in Article III of the Restated Articles of Incorporation would remain in full force and effect without change. The text of the proposed amendment is subject to modification to include such changes as the board of directors determines to be necessary or advisable to effect the increase in authorized shares of common stock.
Your Board of Directors recommends
that you vote FOR Proposal 2.

Proposal 3
Amendment of our Restated Articles of Incorporation to authorize a class of 2,000,000 shares of our preferred stock

The board of directors proposes to amend Article III of the Corporation's Restated Articles of Incorporation to authorize a class of 2,000,000 shares of preferred stock, and to eliminate the existing class of 200,000 shares of preferred stock.
The board of directors has unanimously approved, and recommends that the Corporation’s shareholders approve, the proposed amendment to the Restated Articles of Incorporation. The board of directors determined the approval of the proposed amendment to authorize the class of preferred stock would be in the best interests of the Corporation and its shareholders.
The following discussion summarizes the material provisions of the proposed amendment and the terms of the preferred stock. This summary is qualified in its entirety by reference to the text of the applicable proposed amendment, which is attached as Appendix A or Appendix B to this proxy statement, as set forth below.
The proposed amendment includes a provision authorizing the board of directors to issue up to 2,000,000 shares of preferred stock. The provision would permit the board to authorize the issuance of preferred stock without additional shareholder approval, with such relative rights and preferences as may be established by resolution of the board of directors. The terms of the shares to be authorized, including dividend or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters would be determined by the board of directors. There are currently 200,000 shares of preferred stock authorized for issuance under the Corporation’s Restated Articles of Incorporation, all of which will be eliminated as of the effective time of the proposed amendment.
The proposed amendment would empower the board of directors to determine the designations and relative voting, distribution, dividend, liquidation and other rights, preferences and limitations of the preferred stock, including, among other things: (i) the designation of each class or series and the number of shares in the class or series; (ii) the dividend rights, if any, of the class or series; (iii) the voting rights, if any (in addition to any prescribed by law), of the holders of shares of the class or series; (iv) the rights, if any, to convert or exchange the shares into or for other securities; (v) the conditions or restrictions, if any, on specified actions of the Corporation affecting the rights of the shares; (vi) the redemption provisions, if any, of the shares; (vii) the preference, if any, to which any class or series would be entitled in the event of the liquidation or distribution of the Corporation’s assets; and (viii) the provisions of a sinking fund, if any, provided for the redemption of the preferred stock.
It may be advantageous in some cases to pay investors dividends on equity rather than interest on debt. Preferred stock could allow the Corporation to offer equity that is potentially less dilutive of the relative equity value of the holders of its common stock than would be the case if additional shares of common stock were issued. Preferred stock typically does not enjoy dividend growth corresponding to growth in a company’s earnings. In addition, preferred stock can be subject to redemption, which could permit the Corporation to limit the dilutive effect on the holders of its common stock.
The board of directors could authorize shares of preferred stock which have voting, dividend or other preferences over shares of its common stock and the issuance of preferred stock could dilute the voting power, equity position or share of earnings of common shareholders. Although the board of directors has no present plan or proposal to do so, preferred stock could be used to discourage or impede an attempt to obtain control of the Corporation by merger, tender offer, proxy contest or other means and could be used to inhibit the removal of incumbent management. At this time, the Corporation’s management is not aware of any attempts to obtain control of the Corporation.
If the proposed amendment is approved, no further shareholder action to authorize the issuance of preferred stock would be required before issuance of the shares. This would permit the board of directors to authorize issuance of preferred stock without delay and provide the Corporation with flexibility in structuring acquisitions, joint ventures, strategic alliances, capital-raising transactions and for other corporate transactions.  The preferred stock would enable the Corporation to respond to market conditions and favorable acquisition or other opportunities without incurring the delay and expense associated with calling a special shareholders’ meeting to approve a contemplated preferred stock issuance. The delay and expense of seeking shareholder approval at the time of issuance could deprive the Corporation and its shareholders of the ability to effectively benefit from these opportunities as they may arise from time to time. The board believes that being able to promptly and efficiently react to these opportunities puts the board and management in a position to take actions that serve the best interests of the Corporation and its shareholders. The board presently does not have any plan or proposal to issue preferred stock.
Your Board of Directors recommends
that you vote FOR Proposal 3.

If the shareholders approve Proposal 3 and also approve Proposal 2, we will file a Certificate of Amendment to our Restated Articles of Incorporation to amend Article III of our Restated Articles of Incorporation in its entirety as set forth in Appendix A to this proxy statement. If the shareholders approve Proposal 3, but do not approve Proposal 2, we will file a Certificate of Amendment to our Restated Articles of Incorporation to amend Article III of our Restated Articles of Incorporation in its entirety as set forth in Appendix B to this proxy statement.
The text of each proposed amendment is subject to modification to include such changes as the board of directors determines to be necessary or advisable to effect the increase in authorized shares of common stock or the authorization of the class of preferred stock.

Proposal 4
Approval of Stock Incentive Plan of 2015

The Chemical Financial Corporation Stock Incentive Plan of 2012 (the “2012 Plan”) was approved by the shareholders at the 2012 annual meeting of shareholders. Under the 2012 Plan, 379,605 shares remained available for issuance as of December 31, 2014. Because there are a limited number of shares available for issuance under the 2012 Plan, the board of directors believes that it is advisable to make additional shares available for stock options and other equity-based awards. Rather than reload the 2012 Plan, the board of directors believes it is in the best interest of the Corporation and its shareholders to establish the Chemical Financial Corporation Stock Incentive Plan of 2015 (the “2015 Plan”) to replace the 2012 Plan. The language and provisions of the 2015 Plan are the same as the 2012 Plan, except that shares awarded under the 2015 Plan may not be reissued as new equity-based awards as described in Section 4.1 of the 2015 Plan, stock appreciation rights are no longer authorized to be awarded under the 2015 Plan, and all performance awards are subject to Chemical Financial’s “clawback” policy as it may exist from time to time as described in Section 10.1(c) of the 2015 Plan.
The board of directors believes that the long-term interests of Chemical Financial would be advanced by aligning the interests of its corporate and subsidiary officers and key employees with the interests of its shareholders. Therefore, to attract, retain and motivate officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Corporation and its subsidiaries, on February [.], 2015, the board of directors adopted and approved, subject to shareholder approval, the 2015 Plan. If the 2015 Plan is approved by the shareholders, no additional awards will be made under the 2012 Plan. The 2015 Plan is intended to supplement and continue the equity-based compensation policies and practices that we have used for many years.
We intend to use the 2015 Plan to grant equity-based awards that are predominantly performance-based to eligible participants. These forms of long-term incentive compensation include stock options, restricted stock units, restricted stock, stock awards and other awards based on or related to shares of Chemical Financial common stock (collectively referred to as “equity-based awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the 2015 Plan is intended to provide the Corporation with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the 2015 Plan and in turn promote the interests of our shareholders.
If shareholders approve the 2015 Plan, then equity-based awards could be granted to eligible participants. No equity-based awards would be granted under the 2015 Plan on a date that is more than ten years after the 2015 Plan’s effective date. The board of directors approved the 2015 Plan on February [.], 2015. If the shareholders approve the 2015 Plan on April 20, 2015, it will become effective on that date. Equity-based awards would be granted under the 2015 Plan to participants for no cash consideration or for such minimum consideration as determined by the Compensation and Pension Committee. The 2015 Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA). If the 2015 Plan is not approved by the shareholders, then no equity-based awards will be effective under the 2015 Plan for any employee.
The following is a summary of the material features of the 2015 Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the 2015 Plan. The summary is qualified in its entirety by reference to the terms of the 2015 Plan, a copy of which is attached as Appendix C to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Corporation. This information is not a complete summary of such tax laws and does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the 2015 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving equity-based awards under the 2015 Plan.
Authorized Shares
Subject to certain anti-dilution and other adjustments, 1,300,000 shares of Chemical Financial common stock, $1.00 par value per share, would be available for equity-based awards under the 2015 Plan, provided that not more than 650,000 shares may be issued under awards other than stock options. Shares of common stock authorized under the 2015 Plan could be either authorized but unissued shares, shares issued and repurchased by the Corporation (including shares purchased on the open market) or shares issued and otherwise reacquired by the Corporation. Shares subject to equity-based awards that are canceled, surrendered, modified, exchanged for substitute equity-based awards, or that forfeit, expire or terminate prior to exercise or vesting in full, and shares that are surrendered to the Corporation in connection with the exercise or vesting of equity-based awards, whether previously owned or otherwise subject to such equity-based awards, may not be reissued as new equity-based awards under the 2015 Plan. The 2015 Plan would not allow any participant to receive, in any calendar year, equity-based awards issued under the 2015 Plan with respect to more than 25% of the total number of shares available under the 2015 Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation and Pension Committee could adjust the outstanding equity-based awards and the number of shares available for equity-based awards appropriately. If the shareholders approve the 2015 Plan, unless the 2015 Plan is terminated earlier by the board of directors, equity-based awards could be granted at any time before or on April 19, 2025, when the 2015 Plan will terminate according to its terms.
Eligible Participants
Officers and key employees of the Corporation and its subsidiaries could receive equity-based awards under the 2015 Plan. We anticipate that the persons who will be eligible to receive equity-based awards under the 2015 Plan will be primarily officers (currently 73 persons) and certain key employees (no determination has been made as to which employees are considered “key” employees); 66 officers of the Corporation and its subsidiaries received awards under the Corporation’s existing plans during 2014. Additional individuals may become officers or key employees in the future and could participate in the 2015 Plan. Officers and key employees of the Corporation and its subsidiaries may be considered to have an interest in the 2015 Plan because they may in the future receive equity-based awards under it.
New Plan Benefits
No equity-based awards have been granted or received under the 2015 Plan through the date of this proxy statement. Because benefits under the 2015 Plan will depend on the Compensation and Pension Committee’s actions and the fair market value of Chemical Financial common stock at various future dates, the benefits payable under the 2015 Plan and the benefits that would have been payable had the 2015 Plan been in effect during the most recent fiscal year are not determinable.
Administration of the 2015 Plan
The 2015 Plan would be administered by the Compensation and Pension Committee. The committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the 2015 Plan. The committee would determine, subject to the terms of the 2015 Plan, the persons to receive equity-based awards, the nature and amount of equity-based awards to be granted to each person (subject to the limits specified in the 2015 Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the 2015 Plan. The committee could amend the terms of equity-based awards granted under the 2015 Plan from time to time in any manner, subject to the limitations specified in the 2015 Plan.
Restricted Stock, Restricted Stock Performance Units and Restricted Stock Service-Based Units
The 2015 Plan would also permit the Compensation and Pension Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the 2015 Plan. Consistent with past practice, the Compensation and Pension Committee intends to grant equity-based awards that are predominately performance-based. Shares of restricted stock are shares of common stock, the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation and Pension Committee deems appropriate (including achievement of performance goals established by the committee and/or continued employment). Restricted stock units are equity-based awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation and Pension Committee deems appropriate (including achievement of performance goals established by the committee and/or continued employment ). For purposes of determining the number of shares available under the 2015 Plan, each restricted stock unit would count as the maximum number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation and Pension Committee, each earned restricted stock unit would be equal to one share of Chemical Financial common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock.
The Compensation and Pension Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements. Restricted stock and restricted stock units granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation and Pension Committee determines. The Compensation and Pension Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.
Unless the Compensation and Pension Committee otherwise consents or permits or unless the terms of a restricted stock agreement or award provide otherwise, if a participant’s employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and, in the case of restricted stock, returned to Chemical Financial. If the participant’s employment is terminated during the restricted period because of death, disability or retirement, then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period (provided that any performance-based vesting requirements must be satisfied before the shares may be issued). All of the remaining shares of restricted stock and restricted stock units would be forfeited and, in the case of restricted stock, returned to Chemical Financial; however, the Compensation and Pension Committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.
Without Compensation and Pension Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation and Pension Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend, liquidation and voting rights. Unless the Compensation and Pension Committee determines otherwise, holders of restricted stock units are not entitled to dividend, liquidation or voting rights with respect to shares of common stock subject to unvested restricted stock units. Unless the Compensation and Pension Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.
Federal Tax Consequences of Restricted Stock, Restricted Stock Performance Units and Restricted Stock Service-Based Units
Generally, under current federal income tax laws, a participant would not recognize income upon the award of restricted stock, restricted stock performance units or restricted stock service-based units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Chemical Financial would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock, restricted stock performance units or restricted stock service-based units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Chemical Financial would not receive a corresponding deduction for federal income tax purposes. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock would be reported as compensation income to the participant and Chemical Financial would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant could, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.
Stock Options
The 2015 Plan would permit Chemical Financial to grant to participants options to purchase shares of Chemical Financial common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the 2015 Plan, each stock option would count as the number of shares of common stock subject to the stock option. Stock options that could be granted under the 2015 Plan may only be nonqualified stock options and may not qualify as incentive stock options as defined in Section 422 of the Internal Revenue Code.
The Compensation and Pension Committee would establish the terms of individual stock option grants in stock option agreements. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. The Compensation and Pension Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.
The exercise price of a stock option would be determined by the Compensation and Pension Committee, but must be at least 100% of the market value of Chemical Financial common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participants.
When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation and Pension Committee, shares of Chemical Financial common stock. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation and Pension Committee may allow broker-assisted cashless exercises of stock options.
Although the term of each stock option would be determined by the Compensation and Pension Committee, no stock option would be exercisable under the 2015 Plan after ten years and one day after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the 2015 Plan), is terminated without cause, or voluntarily leaves his or her employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the 2015 Plan, if an option holder retires (as specified in the 2015 Plan) as an employee, he or she could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.
Without Compensation and Pension Committee approval, stock options granted under the 2015 Plan generally could not be transferred, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee could impose other restrictions on shares of common stock acquired through a stock option exercise.
Federal Tax Consequences of Stock Options
The 2015 Plan only provides for awards of nonqualified stock options - those options that do not meet the Internal Revenue Code’s definition of an incentive stock option. Under current federal income tax laws, an option holder would not recognize any income and Chemical Financial would not receive a deduction for federal income tax purposes when a nonqualified stock option is granted or vests. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Chemical Financial would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Other Stock-Based Awards
The 2015 Plan would also permit the Compensation and Pension Committee to grant a participant one or more types of awards in the form of Chemical Financial common stock or based on, or related to, shares of Chemical Financial common stock, other than the types described above. The committee could make stock awards for any amount of consideration, or no consideration, as the committee determines. Any such awards would be subject to terms and conditions as the Compensation and Pension Committee deems appropriate, as set forth in the respective award agreements and as permitted under the 2015 Plan. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Chemical Financial common stock upon becoming the holder of record of the common stock granted pursuant to the award. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the 2015 Plan.
Federal Tax Consequences of Other Stock-Based Awards
The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). Chemical Financial would be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply where the stock is transferred subject to a “substantial risk of forfeiture.”
Effects of a Change in Control of Chemical Financial
Chemical has not entered into employment or change in control agreements with any of its executive officers or employees. Upon the occurrence of a “change in control” of Chemical Financial (as defined in the 2015 Plan), all outstanding stock options would vest and become exercisable in full immediately prior to the effective time of the change in control and would remain exercisable in accordance with their terms regardless of whether a participant terminates employment. All other outstanding equity-based awards under the 2015 Plan would immediately become fully vested, exercisable and nonforfeitable. In addition, the Compensation and Pension Committee, without the consent of any affected participant, could determine that some or all participants holding outstanding stock options would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on The NASDAQ Stock Market (or on whatever quotation system or stock exchange on which Chemical Financial common stock is listed at the time) on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options.
Tax Withholding
If equity-based awards are made under the 2015 Plan, Chemical Financial could withhold from any cash otherwise payable to a participant or require a participant to remit to Chemical Financial amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation and Pension Committee determines otherwise, tax withholding obligations could also be satisfied by withholding Chemical Financial common stock to be received upon exercise or vesting of an equity-based award or by delivering to Chemical Financial previously owned shares of common stock. Chemical Financial may reasonably delay the issuance or delivery of shares of Chemical Financial common stock pursuant to an equity-based award as it determines appropriate to address tax withholding and other administrative matters.
Termination and Amendment of the 2015 Plan or Awards
The board of directors could terminate the 2015 Plan at any time and could from time to time amend the 2015 Plan, as it considers proper and in the best interests of Chemical Financial, provided that no such amendment could be made (except adjustments expressly permitted by the 2015 Plan) without the approval of shareholders of Chemical Financial if it would (i) reduce the exercise price of a stock option below the market value of the underlying stock on the date of the grant, (ii) reduce the exercise price of outstanding stock options, (iii) increase the individual annual maximum award limit, or (iv) otherwise amend the 2015 Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or rules. In addition, no amendment to the 2015 Plan or to a previously granted equity-based award could impair the rights of a holder of any outstanding equity-based award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.
Subject to certain limitations, the Compensation and Pension Committee could amend or modify the terms of any outstanding equity-based award in any manner not prohibited by the 2015 Plan. However, equity-based awards issued under the 2015 Plan could not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price of such equity-based awards to the same participants. Chemical Financial could also suspend a participant’s rights under the 2015 Plan for a period of up to sixty days while a participant’s termination for cause is considered.
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The 2015 Plan is intended to provide for the ability to grant equity-based awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the 2015 Plan to be tax deductible to Chemical Financial while allowing, as nearly as practicable, the continuation of Chemical Financial’s pre-existing practices with respect to the award of equity compensation. The 2015 Plan will be interpreted, administered and amended if necessary to achieve that intended purpose.
Stock options awarded under the 2015 Plan would automatically qualify as performance-based compensation.
For a restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such equity-based award must be contingent upon the achievement of one or more performance goals established by the Compensation and Pension Committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for equity-based awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation and Pension Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.
Under the 2015 Plan, the performance goals that may be established by the Compensation and Pension Committee, with respect to performance-based compensation, would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either Chemical Financial as a whole or to a Chemical Financial subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income; net  income per share; return on equity; cash earnings; cash earnings per share, reflecting dilution of the common stock as the committee deems appropriate and, if the committee so determines, net of or including dividends; cash earnings return on equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including, without limitation, growth measures or total shareholder return); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios or fixed costs; employee turnover; specified objective social goals; noninterest income; interest income; net interest income; deposit growth; and loan growth.
An equity-based award intended to qualify as performance-based compensation could provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; acquisitions, mergers or divestitures (including nonrecurring transaction-related expenses); securities offerings; accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.
No participant in the 2015 Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of Chemical Financial common stock available for awards under the 2015 Plan. Performance-based compensation would be paid only after written certification by the Compensation and Pension Committee that the applicable performance goals have been satisfied.
Clawback
Equity-based awards under the 2015 Plan would be subject to Chemical Financial's clawback policy. For more information, see "Elements of Compensation-Clawback Policy" below.

Registration of Shares
Chemical Financial intends to register shares covered by the 2015 Plan under the Securities Act of 1933 before any stock options could be exercised and before any shares of restricted stock, restricted stock units, stock awards or other stock-based or stock-related awards are granted.

Your Board of Directors and Compensation and Pension Committee
recommend that you vote FOR Proposal 4.

Proposal 5
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015

The Audit Committee has appointed KPMG LLP as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Corporation and its subsidiaries as of and for the year ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, and to perform such other appropriate audit-related accounting, tax compliance or other tax services as may be approved by the Audit Committee. The Audit Committee and the board of directors propose and recommend that shareholders ratify the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2015.
More information concerning the relationship of the Company with its independent registered public accounting firm appears below under the subheading “Board Committees - Audit Committee” and the headings “Independent Registered Public Accounting Firm” and “Audit Committee Report.”
If the shareholders do not ratify the appointment of KPMG LLP, the Audit Committee will consider a change of the independent registered public accounting firm for the next year.
Your Board of Directors and Audit Committee
recommend that you vote FOR Proposal 5.

Proposal 6
Advisory Approval of Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) requires, among other things, that the Corporation permit a non-binding, advisory vote to approve the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.
This proposal (sometimes referred to as a Say-on-Pay proposal) gives you, as a shareholder, the opportunity to approve or not approve the compensation of our named executive officers through the following resolution:
“Resolved, that the compensation paid to the Corporation's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion is hereby approved.”
The Corporation believes that our executive compensation programs appropriately align named executive officers' incentives with shareholder interests and are designed to attract and retain high quality executive talent. We believe that our executive compensation policies are and have been competitive within the industry and in comparison with the compensation policies of competitors in the markets that we serve. We also believe that both the Corporation and shareholders benefit from responsive corporate governance policies and dialogue.
The vote is advisory and not binding upon the Corporation and its board of directors, and may not be construed as overruling a decision by the board of directors or creating an additional fiduciary duty of the board of directors. However, the Compensation and Pension Committee will take into account the outcome of the vote when considering future executive compensation decisions.
The Corporation's current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers each year at the annual meeting of shareholders. The next such vote will occur at the 2016 annual meeting of shareholders.
Your Board of Directors and Compensation and Pension Committee
recommend that you vote FOR Proposal 6.

Board of Directors
General
The board of directors presently consists of 12 individuals. Mr. Huff will retire from the board of directors at the annual meeting on April 20, 2015 in accordance with the Corporation's mandatory age retirement policy. The term of office for each of the directors is one year and expires at the annual meeting each year.
Chemical Financial's Nominees for Election as Directors
Except as otherwise indicated, each director and nominee has had the same principal occupation and employment during the past five years. The age of each director and nominee is as of December 31, 2014.
Gary E. Anderson, age 69, has served as a director of Chemical Financial since January 2005 and is Chairman of the Compensation and Pension Committee and a member of the Audit, Corporate Governance and Nominating and Risk Management Committees. Mr. Anderson has been a director of Chemical Bank since January 2001. Mr. Anderson was Lead Independent Director of the Corporation from April 2006 to April 2011. Mr. Anderson is retired Chairman of the Board of Dow Corning Corporation (Dow Corning). Mr. Anderson joined Dow Corning, a diversified company specializing in the development, manufacture and marketing of silicones and related silicon-based products, in 1967 and served in various executive capacities for over 25 years, including Chairman, President and Chief Executive Officer, retiring as Chairman on December 31, 2005. Mr. Anderson has served as a director of Eastman Chemical Company since August 2007 and as its Lead Independent Director from April 2011 to April 2013. In nominating Mr. Anderson, the Corporate Governance and Nominating Committee considered as important factors Mr. Anderson's extensive experience in leading a large, internationally diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his familiarity with financial statements of large business organizations, and his experience in the areas of corporate finance, corporate governance and executive compensation.
James R. Fitterling, age 53, has served as a director of Chemical Financial and Chemical Bank since July 2010 and is a member of the Compensation and Pension, Corporate Governance and Nominating and Risk Management Committees. Mr. Fitterling is Vice Chairman, Business Operations of The Dow Chemical Company (Dow). Dow is a diversified science and technology company that manufactures chemical, plastic and agricultural products. Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named Commercial Director for Liquid Separations, Dow Pacific in 1994. In 1998, he was appointed Global Business Director for Liquid Separations and President and CEO of FilmTec Corporation, a wholly-owned subsidiary of Dow. In 2000, he was named General Manager for Dow Thailand and Managing Director for SCC-Dow Group of joint venture companies. In 2002, he became CEO of The OPTIMAL Group, affiliate of Petroliam Nasional Berhad (PETRONAS), Malaysia's state-owned oil corporation and Dow. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named Business Vice President for Polyethylene in 2005; President, Basic Plastics in 2007; Vice President of Corporate Development in 2009; Senior Vice President of Corporate Development in April 2010; Executive Vice President of Dow and President, Plastics and Hydrocarbons in August 2010; and Executive Vice President of Dow and President, Corporate Development and Hydrocarbons in March 2011. Mr. Fitterling assumed additional executive oversight of Dow's Chemicals and Energy Division in August 2011, assumed executive oversight for Feedstocks, Performance Plastics, Asia and Latin America in September 2012, and was named to his current role in September 2014. Mr. Fitterling is a member of Dow's Executive Committee and Executive Run-the-Business Team. He also serves as Chairman of the board of directors of Univation Technologies LLC. In nominating Mr. Fitterling, the Corporate Governance and Nominating Committee considered as important factors Mr. Fitterling's experience as a leader in a large, geographically diverse publicly-held corporation, his experience and familiarity with financial statements of large business organizations, and his familiarity with an important market area in which Chemical Financial competes.

Terence F. Moore, age 71, has served as a director of Chemical Financial since January 1998 and is a member of the Corporate Governance and Nominating, Compensation and Pension and Risk Management Committees. Mr. Moore has served as a director of Chemical Bank since February 1991. Mr. Moore served as Lead Independent Director of the Corporation from April 2011 to April 2014. Mr. Moore served as President and Chief Executive Officer of Great Lakes Bay Regional Alliance, an organization formed to promote local economic development in Michigan's Great Lakes Bay Region, from March 2011 through December 2013. Mr. Moore served as President and Chief Executive Officer of MidMichigan Health, a health care organization operating in central and northern Michigan, from 1982 until his retirement in June 2008. From 1977 to 1984, Mr. Moore was President and Chief Executive Officer of MidMichigan Medical Center in Midland, which is MidMichigan Health's largest subsidiary. In nominating Mr. Moore, the Corporate Governance and Nominating Committee considered as important factors Mr. Moore's experience in leading a large, geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the health care and life sciences industries, and his familiarity with financial statements of large business organizations.
John E. Pelizzari, age 59, has served as a director of Chemical Financial and Chemical Bank since November 1, 2014. Mr. Pelizzari served as Chairman of the Board of Northwestern Bancorp, Inc. (merged into Chemical Financial on October 31, 2014) from May 15, 2013 through October 31, 2014. Mr. Pelizzari has served as Chief Operating Officer of Burnette Foods, Inc., a family-owned company that operates fruit and vegetable processing plants in western Michigan, since 2009. Mr. Pelizzari served as President and Chief Executive Officer of Fifth Third Bank of Northern Michigan from 1997 through 2006 and President and Chief Executive Officer of Fifth Third Bank Central Indiana from 2006 through 2009. Mr. Pelizzari serves as Chairman of the Board of Munson Health Care and has been a director since 2009 and as a director of Crystal Enterprises, Inc. since 2012. In nominating Mr. Pelizzari, the Corporate Governance and Nominating Committee considered as important factors Mr. Pelizzari's experience in the banking industry, his experience in leading a business organization, his familiarity with an important market area in which Chemical Financial has expanded and competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial's customers.
David B. Ramaker, age 59, is Chairman, Chief Executive Officer and President of Chemical Financial. Mr. Ramaker was appointed Chief Executive Officer and President in January 2002 and Chairman in April 2006. Mr. Ramaker has been a director of Chemical Financial since October 2001. Mr. Ramaker also serves as Chairman, Chief Executive Officer and President of Chemical Bank. Mr. Ramaker joined Chemical Bank as Vice President on November 29, 1989. Mr. Ramaker became President of Chemical Bank Key State (merged into Chemical Bank on December 31, 2000) in October 1993. Mr. Ramaker became President and a member of the board of directors of Chemical Bank in September 1996 and Executive Vice President and Secretary to the board of Chemical Financial and Chief Executive Officer of Chemical Bank on January 1, 1997. Mr. Ramaker served as Chief Executive Officer and President of Chemical Bank until December 31, 2001. He resumed these positions on January 1, 2006. Mr. Ramaker became Chairman of the Board of Chemical Bank in January 2002. During the last five years, Mr. Ramaker has served as a director of all of the Corporation's subsidiaries. Mr. Ramaker is also a member of the Senior Leadership Team of Chemical Financial. In nominating Mr. Ramaker, the Corporate Governance and Nominating Committee considered as important factors Mr. Ramaker's leadership of, service to and familiarity with Chemical Financial, his extensive experience in the banking industry, his experience and familiarity with the financial statements and financial disclosure of publicly-held bank holding companies, and his familiarity with the various market areas in which Chemical Financial competes.
Larry D. Stauffer, age 69, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is Chairman of the Audit Committee and a member of the Risk Management Committee. Mr. Stauffer served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from May 2004 through December 31, 2005. Mr. Stauffer is also a community advisory director. Mr. Stauffer served from 1984 to November 2007 as President of Auto Paint Inc. and Auto Wares Tool Company, both divisions of Auto Wares Inc., an automotive parts distribution company that serves the Midwest section of the United States, headquartered in Grand Rapids, Michigan. Mr. Stauffer served as a consultant of Auto Wares Inc. from November 2007 until his retirement in March 2013. In nominating Mr. Stauffer, the Corporate Governance and Nominating Committee considered as important factors Mr. Stauffer's experience in leading a geographically diverse business organization, his familiarity with an important market area in which Chemical Financial competes, his experience in the automotive industry, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial's customers.

Franklin C. Wheatlake, age 67, has served as a director of Chemical Financial and Chemical Bank since January 2006 and is Chairman of the Corporate Governance and Nominating and Risk Management Committees and a member of the Audit and Compensation and Pension Committees. Mr. Wheatlake served as a director of Chemical Bank West (merged into Chemical Bank on December 31, 2005) from 2001 through December 31, 2005. Mr. Wheatlake was appointed as Lead Independent Director of the Corporation in April 2014. Mr. Wheatlake is Chairman of Utility Supply and Construction Company, a company that provides supply chain, material distribution, logistics support and construction services to the electric and gas utility industry, and a dealer/principal of Crossroads Chevrolet, an automobile/light truck dealership, both located in Reed City, Michigan. In nominating Mr. Wheatlake, the Corporate Governance and Nominating Committee considered as important factors Mr. Wheatlake's experience in leading a diverse business organization, his familiarity with an important market area in which Chemical Financial competes, and his experience in running and managing the financial needs of a business that is typical of many of Chemical Financial's customers.

Board Committees
Among others, the board of directors has established the following four standing committees:

•	Audit Committee

•	Compensation and Pension Committee

•	Corporate Governance and Nominating Committee

•	Risk Management Committee
The following table shows each person currently serving as a director, whether the person is an independent director and whether the director served on the committees identified below during 2014:

Director	Independent Director(1)	Audit Committee	Compensation and Pension Committee	Corporate Governance and Nominating Committee	Risk Management Committee

Gary E. Anderson	Yes	Member(2)	Chairman	Member	Member
Nancy Bowman	Yes	Member	Member	Member
James R. Fitterling	Yes		Member	Member	Member
Thomas T. Huff	Yes		Member		Member
Michael T. Laethem	Yes	Member		Member
James B. Meyer	Yes	Member(2)		Member	Member
Terence F. Moore	Yes		Member	Member(3)	Member
John E. Pelizzari(4)	Yes
David B. Ramaker	No
Grace O. Shearer	Yes		Member	Member
Larry D. Stauffer	Yes	Chairman			Member
Franklin C. Wheatlake	Yes	Member	Member	Chairman(5)	Chairman

(1)
Independent as that term is defined by NASDAQ Listing Rules, including such definitions applicable to each committee of the board of directors upon which he or she serves or served. In making this determination, the board of directors considered all ordinary course loan and other business transactions between the directors and Chemical Bank.

(2)	The board of directors has determined that these individuals are “audit committee financial experts” as defined by the Securities and Exchange Commission.

(3)	Chairman from January 1, 2014 to April 21, 2014 and a member thereafter.

(4)	Appointed to the board of directors effective November 1, 2014.

(5)	Appointed Chairman April 22, 2014.
Audit Committee.    The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee oversees the accounting and financial reporting processes and audits of the financial statements of the Corporation on behalf of the board of directors of the Corporation and reports the results of its activities to the board of directors. The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm engaged by the Corporation. The Audit Committee also oversees and reviews the performance of the Corporation's internal audit function. The Audit Committee has the full power and authority to perform the responsibilities of a public company audit committee under applicable law, regulations, NASDAQ Listing Rules and public company custom and practice. The Audit Committee may establish subcommittees with such powers and authority as specifically determined and delegated by the Audit Committee. The Audit Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” The Audit Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm are either within general pre-approved limits or specifically approved by the Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service per project. Subject to certain limitations, the authority to grant pre-approvals may be delegated to one or more members of the Audit Committee. The Pre-Approval Policy requires the Audit Committee to be informed of the services provided under the pre-approval guidelines at the next regularly scheduled Audit Committee meeting. The Audit Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Audit Committee met five times during 2014.

Compensation and Pension Committee.    The Compensation and Pension Committee determines and oversees the Corporation's executive compensation philosophy, structure, policies and programs, assesses whether the Corporation's compensation structure establishes appropriate incentives for management and employees, reviews salaries, bonuses and other compensation of all officers of Chemical Financial and its subsidiaries, administers Chemical Financial's share-based compensation plans, makes recommendations to the board of directors regarding the grants of share-based compensation awards under these plans, and annually reviews the Corporation's benefit programs, including the pension, supplemental pension, nonqualified deferred compensation and 401(k) savings plans. In 2013, the Compensation and Pension Committee directly engaged Aon Hewitt, a compensation consulting firm, to provide objective research and analysis regarding Chemical Financial's compensation programs. The Compensation and Pension Committee instructed Aon Hewitt to analyze the competitiveness of Chemical Financial's compensation programs with respect to the markets in which the Corporation competes for executive talent. For information regarding Aon Hewitt's analysis, please see “Benchmarking” under the heading “Executive Compensation.” The Compensation and Pension Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Compensation and Pension Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the Compensation and Pension Committee. The Compensation and Pension Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” The Compensation and Pension Committee is comprised solely of “independent directors” as defined by NASDAQ Listing Rules. The Compensation and Pension Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Compensation and Pension Committee met two times during 2014.
Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee oversees the Corporation's corporate governance responsibilities on behalf of the board of directors and is responsible for the identification and recommendation of individuals qualified to become members of the board of directors for each vacancy that occurs and for each election of directors at an annual meeting of shareholders of the Corporation or its subsidiaries. The Corporate Governance and Nominating Committee has full power and authority to perform the responsibilities of a public company nominating and corporate governance committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The Corporate Governance and Nominating Committee may establish subcommittees and delegate authority and responsibility to subcommittees or any individual member of the committee. The Corporate Governance and Nominating Committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” All members of the Corporate Governance and Nominating Committee are “independent directors” as defined by NASDAQ Listing Rules. The Corporate Governance and Nominating Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Corporate Governance and Nominating Committee met three times during 2014.
Risk Management Committee.    The Risk Management Committee oversees and assesses the adequacy of the Corporation's management of key risks, including credit risk, asset/liability risk, liquidity risk and operational risk. The committee is also responsible for monitoring the Corporation's risk management profile and obtaining reasonable assurance of adherence to the Corporation's risk management policies. The committee may delegate responsibility for the assessment of certain risks to various committees of management or the board of directors, which must report and make recommendations to the committee concerning specific areas of risk. The committee is responsible for the coordination of the assessment of risks among the various committees to which it delegates any responsibility, and is responsible for ensuring that the Corporation has adequate procedures and processes for assessing risk across all of the Corporation's operations. The Risk Management Committee reviews the fiduciary activities of the Corporation and Chemical Bank and has overall responsibility for evaluating and approving the fiduciary policies of the Corporation and Chemical Bank. The Risk Management Committee is composed entirely of “independent directors” within the meaning of NASDAQ Listing Rules. The committee has the full power and authority to perform the responsibilities of a public company risk management committee under applicable law, regulations, NASDAQ Listing Rules, and public company custom and practice. The committee operates pursuant to a written charter, a current copy of which is available on Chemical Financial's corporate website at www.chemicalbankmi.com under “Investor Information.” In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities, and personnel of the Corporation. The Risk Management Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Corporation. The Risk Management Committee met five times during 2014.

Corporate Governance
Board and Annual Meeting Attendance
During 2014, the Chemical Financial board of directors held 11 regular meetings and 8 special meetings. All of the directors attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which they served during the year (during the periods that they served). The Corporation has a policy that requires all members of and nominees to the board of directors to attend the annual meeting of shareholders each year. All of the directors serving at April 21, 2014 attended the Corporation's 2014 annual meeting held on that date.
Director Nominations
The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders, directors, officers, third-party search firms and other sources. The Corporate Governance and Nominating Committee will ultimately determine whether a shareholder recommendation will result in a nomination under this process. In considering potential nominees, the committee will review all candidates in the same manner, regardless of the source of the recommendation.
Nominations by shareholders may only be made by sending a notice to the Secretary of Chemical Financial that sets forth:

•	the name, age, business address and residence address of each nominee;

•	the principal occupation or employment of each nominee;

•	the number of shares of Chemical Financial common stock beneficially owned by each nominee;

•	a statement that each nominee is willing to be nominated and to serve if elected; and

•
such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission to be provided in a proxy statement soliciting proxies for the election of each nominee.

You must send this notice to the Secretary of Chemical Financial not less than 120 days before the date of an annual meeting and not more than seven days following the date of notice of a special meeting called for election of directors. The Corporate Governance and Nominating Committee will evaluate and consider every nominee so proposed by a shareholder and report each such nomination and the committee's recommendation to the full board of directors. The Corporate Governance and Nominating Committee may also, in its discretion, consider shareholders' informal recommendations of possible nominees.
In considering possible candidates for election as a director, the committee and the other directors will be guided by applicable rules and regulations, any specific criteria established by the committee and the following criteria:
Each candidate should:

•	be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

•	be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a director;

•	possess substantial and significant experience that would be of particular importance to the Corporation in the performance of the duties of a director;

•	have sufficient time available to devote to the affairs of the Corporation in order to carry out the responsibilities of a director; and

•	have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

In addition, the Corporate Governance and Nominating Committee may consider factors such as business and industry experience, public company experience, education, independence, gender, race, national origin, and familiarity with the Corporation's market areas. The board of directors believes that the Corporation and its shareholders are best served by having a board of directors that brings a diversity of education, experience, skills, and perspective to board meetings. The board of directors welcomes opportunities to include diverse perspectives, talents, ideas and contributions. Consistent with this philosophy, the board of directors may consider factors and characteristics that are pertinent to diversity, such as race and gender, when evaluating nominees to stand for election or re-election to the board. The goal of the Corporate Governance and Nominating Committee is to nominate a slate of individuals who will also reflect the communities in which Chemical Financial operates and the customers that Chemical Financial serves.
Shareholder Communication with the Board
Shareholders and interested parties may communicate with members of Chemical Financial's board of directors by sending correspondence addressed to the board as a whole, a specific committee, or a specific board member c/o William C. Collins, General Counsel and Corporate Secretary, Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640. All correspondence will be forwarded directly to the applicable members of the board of directors.
Board Leadership Structure
Currently, Chemical Financial's Chief Executive Officer also serves as Chairman of the board of directors, in conjunction with a Lead Independent Director. The board of directors has determined that this dual structure is appropriate for Chemical Financial due to the size of Chemical Financial relative to other companies. The board of directors also believes it is more efficient and effective to have the Chief Executive Officer also fill the role of Chairman. The board of directors believes this structure is appropriate from a governance perspective due to the extensive regulatory supervision exercised by bank examiners and other regulatory authorities. Chemical Financial has an independent director serving as the chairperson of each significant board committee, and only one member of management serves on Chemical Financial's board of directors.
The duties and responsibilities of the Lead Independent Director include:

•	acting as a liaison and channel for communication between the Chief Executive Officer and the independent directors;

•	providing leadership to ensure the board works cohesively and independently and during times of crisis;

•	advising the Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from Chemical Financial's management to the independent directors;

•	being available as a resource to consult with the Chief Executive Officer and other board members on corporate governance practices and policies;

•	together with management where appropriate, considering questions of conflicts of interest of the Chief Executive Officer and other board members;

•	coordinating the assessment of board committee structure, organization and charters and evaluating the need for change;

•	coordinating, developing the agenda and leading executive sessions of the independent directors and communicating the results thereof to the Chief Executive Officer;

•	ensuring the appropriate segregation of duties between board members and management; and

•	together with the chairperson of the Compensation and Pension Committee, communicating the board's evaluation of the performance of the Chief Executive Officer.

Common Stock Ownership Guidelines
In January 2008, the board of directors established stock ownership guidelines for its directors. Directors, as of April 30, 2008, are required to retain ownership equal to five times the paid annual equity retainer, with a five year timeframe to attain the designated ownership level. Directors appointed to the board after April 2008 are required to retain ownership equal to five times the paid annual retainer (sum of equity and cash retainers) with a five year timeframe to attain the designated ownership level.
In December 2008, the Compensation and Pension Committee implemented stock ownership guidelines that set forth the expected investment in shares of Chemical Financial common stock for, among others, the named executive officers. Expected ownership is expressed as a percentage of the named executive officer's base salary, as determined from time to time. The expected ownership for the named executive officers is as follows: Mr. Ramaker - 300%; Mr. Kohn - 100%; Ms. Gwizdala - 100%; Mr. Tomczyk - 100%; and Mr. Johnson - 100%. Each named executive officer as well as the other members of the Corporation’s Senior Leadership Team are allowed three years from the date the guidelines first become applicable to him or her to achieve the expected stock ownership. The Compensation and Pension Committee acted at its meeting in February 2014 to extend the stock ownership guidelines to the Corporation’s Business Leadership Team, which consists of 33 individuals. The stock ownership requirement for the Business Leadership Team is 25% of base salary, with a three year period for those individuals to reach that level of share ownership from the date that the policy becomes applicable to them.
Anti-Hedging Policy
Our anti-hedging policy aligns the interests of our directors and executive officers with our shareholders. The policy prohibits our directors and executive officers from engaging in any transaction which could hedge or offset decreases in the market value of Chemical Financial's common stock, including short-selling, put or call options, forward sale or purchase contracts, equity swaps, and exchange funds.
Board's Role in Risk Oversight
Chemical Financial has appointed a Risk Management Committee of the board of directors. The Risk Management Committee is discussed under the subheading “Board Committees - Risk Management Committee” of this proxy statement.
Board Tenure Limits
The policies of the board of directors require that directors retire from the board at the next annual meeting of the Corporation which occurs after the director's 72nd birthday. In addition, directors are required to submit a resignation in the event of a significant change in the director's personal or professional circumstances that should reasonably cause a re-examination of the director's continued membership on the board. The resignation must be submitted annually to the Governance and Nominating Committee, and the decision whether to accept the resignation is made by vote of the full board.

In 2013, the board of directors adopted a policy limiting the tenure of any director to a maximum period of twelve years. Under the policy, members of the board of directors who were serving as of the date of adoption of the policy may serve for up to an additional period of twelve years from that date, subject to the Corporation’s policy requiring mandatory retirement for directors at age 72. Prospectively, newly elected directors may serve for a period of twelve years, or until mandatory retirement at age 72, whichever occurs first. The policy provides that the twelve year service limitation may be modified by the board of directors in individual cases, if the particular expertise of a director and the needs of the Corporation make it desirable to grant such an extension.

Assessment of Board Performance
The Corporate Governance and Nominating Committee is responsible for coordinating the annual evaluation of the board of directors' performance. The committee will receive comments from all directors relative to the board's performance and such comments will be discussed with the full board. The purpose of the evaluation is to increase the effectiveness of the board as a whole and not to focus on the performance of individual directors. The committee will also utilize the results of this evaluation process when determining the characteristics and assessing critical skills required of prospective candidates for nomination or appointment to the board and making recommendations to the board with respect to assignments of directors to the various board committees.
The board of directors and each committee of the board of directors conduct an annual self-assessment survey. The survey utilizes questionnaires completed by each board and committee member. The responses are compiled and shared with the board, and provide a useful tool for evaluation of the effectiveness of the governance and management of the Corporation.

Audit Committee Report
The Audit Committee oversees the accounting and financial reporting processes on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the application of accounting and financial principles, the preparation, presentation and integrity of the financial statements, the systems of internal controls and other procedures designed to ensure compliance with accounting standards and applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements that are included in the 2014 annual report to shareholders with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The independent registered public accounting firm is responsible for expressing an opinion as to whether the consolidated financial statements of Chemical Financial are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Sec. 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T, other standards of the Public Company Accounting Oversight Board including Auditing Standard No. 16, rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.
The Audit Committee also reviewed management's report on its assessment of the effectiveness of Chemical Financial's internal control over financial reporting and the independent registered public accounting firm's report on the effectiveness of Chemical Financial's internal control over financial reporting.
The Audit Committee discussed with Chemical Financial's internal audit staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal audit staff and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, including internal control over financial reporting, and the overall quality of the financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors (and the board approved) that the audited consolidated financial statements and management's assessment of the effectiveness of Chemical Financial's internal control over financial reporting be included in Chemical Financial's Annual Report on Form 10-K for the year ended December 31, 2014 to be filed with the Securities and Exchange Commission.
Respectfully Submitted,

Larry D. Stauffer, Chairman
Gary E. Anderson	James B. Meyer
Nancy Bowman	Franklin C. Wheatlake
Michael T. Laethem

Independent Registered Public Accounting Firm
Appointment of Independent Registered Public Accounting Firm
KPMG LLP served as the independent registered public accounting firm for Chemical Financial for the years ended December 31, 2014 and 2013. The Audit Committee has reappointed KPMG LLP for the year ending December 31, 2015. In accordance with prior practice, representatives of KPMG LLP are expected to be present at the annual meeting of shareholders on April 20, 2015, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Fees
A summary of the fees paid and payable to KPMG LLP for each of the two calendar years ended December 31, 2014 are as follows:

	2014	2013

Audit Fees(1)	$1,031,287	$845,662
Audit-Related Fees(2)	146,250	115,750
Tax Fees(3)	296,918	61,555
All Other Fees	—	—
Total	$1,474,455	$1,022,967

(1)
Audit of the consolidated financial statements for the fiscal year (including services relating to the audit of internal control over financial reporting under the Sarbanes-Oxley Act of 2002), procedures related to the Federal Deposit Insurance Corporation Improvement Act, quarterly review procedures for Quarterly Reports on Form 10-Q and acquisition-related procedures.

(2)
Services related to accounting matters not arising as part of the audit, including fees related to services provided in conjunction with the Corporation's registered common stock offerings in 2014 and 2013.

(3)	Fees primarily related to tax consulting and acquisition-related tax matters.
All services provided by the independent registered public accounting firm in 2014 and 2013 were either within general pre-approved limits established by the Audit Committee or specifically approved by the Audit Committee. For additional information about the Audit Committee's pre-approval policy, see “Board Committees - Audit Committee.”

Ownership of Chemical Financial Common Stock
Five Percent Shareholders
The following table lists the only shareholders known by the Corporation to have been the beneficial owners of more than 5% of the outstanding shares of Chemical Financial common stock as of December 31, 2014:

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name and Address of Beneficial Owner	Sole Voting Power	Shared Voting Power(2)	Sole Dispositive Power	Shared Dispositive Power(2)	Total Beneficial Ownership	Percent of Class

The Vanguard Group(3)	44,775		1,962,855	42,575	2,005,430	6.0%
100 Vanguard Blvd. Malvern, PA 19355
Dimensional Fund Advisors LP(4)	1,891,364		1,964,914		1,964,914	5.9%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746

BlackRock, Inc.(5)	1,718,680		1,791,920		1,791,920	5.4%
40 East 52nd Street New York, NY 10022

(1)
The numbers of shares stated are based on information furnished by each shareholder listed and include shares beneficially owned by that shareholder under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security.

(2)	These numbers include shares over which the listed shareholder is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right.

(3)
Based on information filed with the Securities and Exchange Commission on Schedule 13G on February 11, 2015. The Vanguard Group, an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

(4)
Based on information filed with the Securities and Exchange Commission on Schedule 13G on February 5, 2015. Dimensional Fund Advisors LP (Dimensional), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In certain cases, subsidiaries of Dimensional may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, neither Dimensional nor its subsidiaries possess investment and/or voting power over the shares of Chemical Financial common stock that are owned by the Funds, but may be deemed to be the beneficial owner of the shares held by the Funds. Dimensional disclaims beneficial ownership of such shares.

(5)
Based on information filed with the Securities and Exchange Commission on Schedule 13G on February 3, 2015. BlackRock, Inc., an investment management firm, in its role as investment advisor or manager, possesses investment and/or voting power over these shares of Chemical Financial common stock and may be deemed to be the beneficial owner of these shares.

Ownership of Chemical Financial Common Stock by Directors and Executive Officers
The following table sets forth information concerning the number of shares of Chemical Financial common stock held as of December 31, 2014 by each of Chemical Financial's directors and nominees for director, each of the named executive officers who are included in the Summary Compensation Table, and all of Chemical Financial's directors, nominees for director and executive officers as a group.

	Amount and Nature of Beneficial Ownership of Common Stock(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power	Shared Voting or Dispositive Power(2)	Stock Options Exercisable Within 60 Days	Stock Units(3)	Total Beneficial Ownership	Percent of Class

G.E. Anderson	13,665	17,602		4,402	35,669	*
N.A. Bowman	2,040	—		3,446	5,486	*
J. R. Fitterling	10,000	—		7,001	17,001	*
L.A. Gwizdala	36,381	650	56,074	5,376	98,481	*
T.T. Huff	12,332	—		3,446	15,778	*
K.W. Johnson	14,299	—	14,758	2,846	31,903	*
T.W. Kohn	34,444	8,034	52,758	5,591	100,827	*
M.T. Laethem	1,000	1,337		14,485	16,822	*
J. B. Meyer	3,158	5,000		2,368	10,526	*
T.F. Moore	—	17,697		4,662	22,359	*
J. E. Pelizzari	2,000	—		207	2,207	*
D.B. Ramaker	958	67,231	112,827	16,125	197,141	*
G. O. Shearer	3,048	—		7,029	10,077	*
L.D. Stauffer	—	4,194		17,181	21,375	*
J.E. Tomczyk	4,393	8,924	30,386	3,533	47,236	*
F.C. Wheatlake	—	82,294		4,079	86,373	*
Group Total	137,718	212,963	266,803	101,777	719,261	2.2%
All Directors and Executive Officers as a Group (24 persons)	184,322	245,305	384,891	115,312	929,830	2.8%
*Less than 1%.

(1)
The numbers of shares stated are based on information furnished by each person listed and include shares beneficially owned by that person under applicable regulations. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, has or shares voting power or dispositive power with respect to the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(2)
These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have influence by reason of relationship. Shares held in various fiduciary capacities through the Wealth Management Department of Chemical Bank are not included. Chemical Financial and the directors and officers of Chemical Financial and Chemical Bank disclaim beneficial ownership of shares held by the Wealth Management Department in fiduciary capacities.

(3)
These numbers include stock units credited to each director's account under the Chemical Financial Corporation Directors' Deferred Stock Plan. Distributions of shares of common stock of Chemical Financial equal to the number of stock units in the participating director's account will occur upon the director's retirement, termination of service, death or a change in control of Chemical Financial. These numbers also include restricted stock performance units earned by the named executive officers as of December 31, 2014 that became vested on February 26, 2015 and restricted stock service-based units that became vested on February 21, 2015.

Executive Officers
Our executive officers are appointed annually by, and serve at the pleasure of, the board of directors. Biographical information for Mr. Ramaker is included in the “Board of Directors” section of this proxy statement. The following sets forth biographical information concerning our executive officers who are not directors. Except as otherwise indicated, each executive officer has had the same principal occupation and employment during the past five years. The age of each executive officer is as of December 31, 2014.
Leonardo Amat, age 46, was appointed Executive Vice President and Chief Risk Management Officer of Chemical Bank on May 14, 2012. Mr. Amat joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline) in 1991. Shoreline merged with Chemical Financial in January 2001. Mr. Amat was named Vice President and Regional Manager - Commercial Loans in 1998 and served as a Community Bank President from 2002 to 2007. Mr. Amat served as Regional President of the South Region from 2007 to May 13, 2012. Mr. Amat is a member of the Senior Leadership Team of Chemical Financial.
William C. Collins, age 62, became Executive Vice President, General Counsel and Secretary of Chemical Financial on May 16, 2011. Mr. Collins served as a partner of Currie Kendall PLC from 1983 to 2005 and as its managing partner from 2005 to May 15, 2011. Mr. Collins is a member of the Senior Leadership Team of Chemical Financial.
Lori A. Gwizdala, age 56, is Executive Vice President, Chief Financial Officer and Treasurer of Chemical Financial. Ms. Gwizdala joined Chemical Financial as Controller on January 1, 1985 and was named Chief Financial Officer in May 1987, Senior Vice President in February 1991, Treasurer in April 1994 and Executive Vice President in January 2002. Ms. Gwizdala served as a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Ms. Gwizdala is a member of the Senior Leadership Team of Chemical Financial. Ms. Gwizdala has served as Treasurer of the Chemical Bank Foundation's Board of Trustees since January 2013. Ms. Gwizdala has served as a member of Ferris State University's Board of Trustees since December 2012. Ms. Gwizdala is a certified public accountant.
Kenneth W. Johnson, age 52, is Executive Vice President and Director of Bank Operations of Chemical Bank. Mr. Johnson joined Shoreline Bank, a bank subsidiary of Shoreline Financial Corporation (Shoreline), in 1995 as Vice President and North Region Sales Manager. Mr. Johnson became First Vice President and Head of Retail Banking and Operations in 2000. Shoreline merged with Chemical Financial in January 2001. Mr. Johnson became First Vice President of Branch Administration at Chemical Bank in 2003 and Executive Vice President and Director of Bank Operations in January 2006. Mr. Johnson is a member of the Senior Leadership Team of Chemical Financial.
Lynn M. Kerber, age 46, was appointed Executive Vice President and Regional President of the South Region of Chemical Bank on May 14, 2012. Ms. Kerber joined Citizen's Trust and Savings Bank, a subsidiary of Shoreline Financial Corporation (Shoreline) in 1990. Shoreline merged with Chemical Financial in January 2001. Ms. Kerber was named Vice President and Commercial Loan Officer in 2000, Senior Vice President in 2004 and a Community Bank President in 2005. Ms. Kerber served as Regional President of the West Region from 2009 until her appointment as Regional President of the South Region. Ms. Kerber is a member of the Senior Leadership Team of Chemical Financial. Ms. Kerber has served as President of the Chemical Bank Foundation's Board of Trustees since January 2013.
John E. Kessler, age 46, is Executive Vice President and Senior Trust Officer of Chemical Bank and is responsible for Chemical Bank's Wealth Management Department. Mr. Kessler joined Chemical Bank in 2004 as Senior Vice President to manage Chemical Financial's southwestern Michigan trust office and served in that position until 2007. In 2007, Mr. Kessler became Executive Vice President and Senior Trust Officer. Mr. Kessler is a member of the Senior Leadership Team of Chemical Financial.
Thomas W. Kohn, age 60, is Executive Vice President of Community Banking of Chemical Bank. Mr. Kohn became affiliated with the Company on December 31, 1981 through a bank acquisition and served the Company in various capacities until 1986. Mr. Kohn rejoined the Company in 1991 as President of Chemical Bank Montcalm (consolidated into Chemical Bank West) and served in that position until January 2002. Mr. Kohn served as President, Chief Executive Officer and a director of Chemical Bank West (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Kohn was Executive Vice President, Community Banking, of Chemical Bank from January 1, 2006 until April 2007. Mr. Kohn became Executive Vice President of Community Banking and Secretary of Chemical Financial in April 2007. Mr. Kohn relinquished the position as Secretary of Chemical Financial on May 16, 2011. Mr. Kohn is a member of the Senior Leadership Team of Chemical Financial. Mr. Kohn has served as a Vice President of the Chemical Bank Foundation's Board of Trustees since January 2013.

Karl W. Linebaugh, age 64, is Regional Chairman - North of Chemical Bank. Mr. Linebaugh joined First National Bank of Big Rapids in May 1972. First National was acquired by Chemical Financial on April 30, 1988. Mr. Linebaugh became President of Chemical Bank Central on May 1, 1989. Chemical Bank Central was consolidated into Chemical Bank West and later consolidated into Chemical Bank. Mr. Linebaugh served as Regional President of the North Region from July 2007 until March 18, 2014. Mr. Linebaugh is a member of the Senior Leadership Team of Chemical Financial. Mr. Linebaugh has served as a Vice President of the Chemical Bank Foundation's Board of Trustees since January 2013.
Donna S. McAvoy, age 49, was appointed Regional President of the North Region of Chemical Bank on March 19, 2014. Ms. McAvoy joined Key State Bank in September 1983. Key State Bank was acquired by Chemical Financial on October 21, 1993. Ms. McAvoy was named a Senior Vice President of Chemical Bank in January 2005, Director of Corporate Branch Administration in October 2006 and Community President of the Owosso Community Bank in June 2007. Ms. McAvoy is a member of the Senior Leadership Team of Chemical Financial. Ms. McAvoy has served as a Vice President of the Chemical Bank Foundation Board of Trustees since May 2014.
Joel F. Rahn, age 48, was appointed Regional President of the West Region of Chemical Bank on May 14, 2012. Mr. Rahn joined Byron Bank in May 2003 as Senior Vice President and Commercial Loan Manager, and became Executive Vice President and Chief Loan Officer of Byron Bank in 2006. Byron Bank was acquired by Chemical Financial in April 2010. Mr. Rahn served as Senior Vice President of Credit Administration for Chemical Bank from April 2010 to July 2012. Mr. Rahn is a member of the Senior Leadership Team of Chemical Financial. Mr. Rahn has served as a Vice President of the Chemical Bank Foundation's Board of Trustees since January 2013.
Robert S. Rathbun, age 51, was appointed Regional President of the East Region of Chemical Bank on May 14, 2012. Mr. Rathbun joined Chemical Bank in 1987, working in Corporate Loan Review and Corporate Compliance before transferring to commercial lending in 1997. In 2003, he was promoted to Senior Vice President, Commercial Lending and in 2007 was named Community President of the Midland Community Bank and Senior Lender for the Owosso, Clare and Midland Community Banks. Mr. Rathbun is a member of the Senior Leadership Team of Chemical Financial. Mr. Rathbun has served as a Vice President of the Chemical Bank Foundation's Board of Trustees since January 2013.
James E. Tomczyk, age 62, is Executive Vice President and Senior Credit Officer of Chemical Bank. Mr. Tomczyk joined Shoreline Bank in February 1999 as Executive Vice President of its Private Banking, Trust and Investment divisions and became Senior Executive Vice President of these divisions in October 2000. Mr. Tomczyk served as President, Chief Executive Officer and a director of Chemical Bank Shoreline (consolidated into Chemical Bank) from January 2002 until December 31, 2005. Mr. Tomczyk became Executive Vice President and Senior Credit Officer in January 2006. Mr. Tomczyk is a member of the Senior Leadership Team of Chemical Financial.

Compensation and Pension Committee Report
In fulfilling its oversight responsibilities, the Compensation and Pension Committee reviewed and discussed the Compensation Discussion and Analysis required by Regulation S-K Item 402(b) with the Chief Executive Officer of the Corporation. Based on this review and discussion, the Compensation and Pension Committee recommended to the board of directors (and the board approved) that the Compensation Discussion and Analysis be included in this proxy statement for the Corporation's 2015 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2014.
Respectfully Submitted,

Gary E. Anderson, Chairman
Nancy Bowman	Terence F. Moore
James R. Fitterling	Grace O. Shearer
Thomas T. Huff	Franklin C. Wheatlake
Compensation and Pension Committee Interlocks and Insider Participation
During 2014, the Compensation and Pension Committee was composed of Mr. Anderson, Chairman, Mses. Bowman and Shearer and Messrs. Fitterling, Huff, Moore and Wheatlake. None of these members were, during the last fiscal year, an officer or employee of the Corporation or formerly an officer of the Corporation. None of the Corporation's executive officers served as a member of a compensation committee (or board committee performing a similar function) of another entity, or served as a director of another entity, for which any executive officer of these entities served as a director of the Corporation.

Stock Performance
The following graph compares the cumulative total shareholder return for the Corporation's common stock against the cumulative total shareholder return of the Corporation's peer group of 18 financial services companies (market-capitalization weighted) discussed below under the subheading "Compensation Discussion and Analysis" and the SNL U.S. Bank and Thrift Index, which is comprised of all major exchange banks and thrifts in SNL's coverage universe. The stock performance graph assumes that $100 was invested on December 31, 2007, and that all dividends were reinvested. It should be noted that historical performance information is no guarantee of future performance.
The dollar values for the cumulative total shareholder return in the above graph are shown below:

	December 31,
	2007	2008	2009	2010	2011	2012	2013	2014
Chemical Financial Corporation	$100.00	$122.85	$110.26	$107.53	$107.92	$124.87	$171.90	$171.77
Chemical Financial Peer Group	100.00	111.31	73.23	90.08	92.32	103.29	153.49	167.18
SNL U.S. Bank and Thrift Index	100.00	57.51	56.74	63.34	49.25	66.14	90.55	101.09
Source: SNL Financial LC, Charlottesville, VA. SNL Financial is a research and publishing firm specializing in the collection and dissemination of data on the banking, thrift and financial services industries.

 Executive Compensation
Compensation Discussion and Analysis
This section discusses material elements of the Corporation's compensation of the named executive officers and other matters relevant to the Corporation's compensation program.
Overview.    The Compensation and Pension Committee (the Committee) assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Chemical Financial's compensation and benefit programs and policies. The Committee administers and makes recommendations with respect to Chemical Financial's compensation plans and reviews and approves the compensation of executive and senior management. The Committee currently consists of seven directors, all of whom are independent under NASDAQ Listing Rules. The Committee receives recommendations from Chemical Financial's Chief Executive Officer regarding the compensation of executive and senior management (other than the compensation of the Chief Executive Officer).
Benchmarking.   In 2013, Aon Hewitt, an independent compensation consultant, was engaged directly by the Committee and provided the Committee with an objective analysis of the Corporation's compensation practices for its named executive officers and other senior executives. The Committee instructed Aon Hewitt to analyze the competitiveness of the Corporation's compensation programs with respect to the markets in which the Corporation competes for talent. This analysis covered base salary, annual incentives, total cash compensation, long-term incentives, and total compensation. The analysis included a comparison of Chemical Financial's compensation programs for its named executive officers against those for a selected group of 18 financial service companies that are similar to the Corporation in size and scope of operations. The selected companies were:

1st Source Corp.	First Midwest Bancorp	Old National Bancorp
Bank of the Ozarks	Great Southern Bancorp	Park National Corporation
Community Trust Bancorp	Heartland Financial	Pinnacle Financial Partners
First Commonwealth	Home Bancshares	S&T Bancorp
First Financial Bancorp	MB Financial	United Bankshares, Inc.
First Merchants Corp.	National Penn Bancshares	WesBanco, Inc.
The Committee reviewed the results of the comparative analysis to help inform its decision-making process so it can establish total compensation levels that it believes are competitive and in line with the market. The comparative analysis was one source of information, among others, that the Committee relied upon in its decision-making process.
Compensation Philosophy and Objectives.   In 2014, the Committee continued its efforts to effectively align executive compensation with long-term shareholder return, while paying competitive base salaries and minimizing risks to the Corporation. The Committee believes that executive compensation should be based, in part, on financial returns of the Corporation, as well as how the Corporation's long-term shareholder returns compare with both the above selected group of 18 financial services companies and the overall banking industry. To that end, the Committee reviewed base salaries to assess their reasonableness as compared to salaries paid by benchmarked peers; continued annual bonus awards for executives based upon achievement of specific corporate goals and individual goals, with greater weight placed on corporate goals; and continued long-term incentives in the form of stock options, restricted stock performance-based units and restricted stock service-based units. The Committee continued to weigh the long-term incentive compensation for the Corporation’s named executive officers more heavily to performance-based awards consisting of restricted stock performance units and stock options. Assuming all targets are met, performance-based awards would constitute 90% of long-term incentive compensation for the named executive officers. Correspondingly, restricted stock service-based awards would represent 10% of long-term incentive compensation if all targets are met. For the peer group considered by Aon Hewitt in 2013, equity awards which were not tied to company performance formed a substantially larger portion of the long-term incentive compensation of their named executive officers than was true for the Corporation.
The Committee has considered the potential risks arising from the Corporation's compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Corporation.
In summary, the Committee believes that the Corporation's total compensation program drives the appropriate behaviors in management, is competitive in the marketplace and fairly distributes the earnings of the Corporation to the shareholders and to the employees.
The Corporation currently provides its shareholders with the opportunity to cast an annual advisory vote to approve executive compensation (Say-on-Pay proposal). At the Corporation's annual meeting of shareholders held in April 2014, a substantial majority of the votes cast on the Say-on-Pay proposal at that meeting were voted to approve the Corporation's executive compensation for 2013. The Committee believes this affirms shareholders' support of the Corporation's approach to executive compensation. In light of the voting results, the Committee did not materially change its approach in 2014. The Committee will continue to consider the outcome of advisory votes on the Corporation's Say-on-Pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation
Chemical Financial's executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) annual cash bonus incentives; (iii) longer-term equity-based incentives in the form of stock options, restricted stock performance units and restricted stock service-based units; (iv) participation in the Corporation's retirement plans; and (v) discretionary bonuses as approved by the board of directors. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.
Base Salary and Benefits.    To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual performance and achievements, current compensation, responsibilities within the Corporation, and current compensation practices of other peer group bank holding companies. While the Committee considers all of these factors, it ultimately determines annual base salaries, in its judgment, based on what it considers to be reasonable and appropriate for the Company.
Annual Cash Bonus Incentives.    Annual cash bonus incentives are used to reward executive and senior officers for the Corporation's overall financial performance, taking into consideration individual performance.
The Corporation uses a formula approach for awarding annual incentive cash bonuses to named executive officers. For each named executive officer, the Committee set a bonus target as a percentage of base salary. For 2014, the bonus targets as a percentage of base salary for each of the named executive officers were as follows: Mr. Ramaker - 70%; Mr. Kohn - 50%; Ms. Gwizdala - 50%; Mr. Tomczyk - 40%; and Mr. Johnson - 40%. The Committee may change the bonus targets each year. Actual payout may vary from 0% of target to 150% of target depending on actual performance.

After determining the bonus target for each named executive officer, the Committee then weighted the amount of the bonus between achievement of financial performance goals by the Corporation and achievement of individual goals. For named executive officers other than the Chief Executive Officer, the Chief Executive Officer recommends the individual goals to the Committee. The Committee reviews, modifies, and approves the recommendations of the Chief Executive Officer. The Committee determines the individual goals for the Chief Executive Officer.
For 2014, the weighting for each of the named executive officers was as follows: Mr. Ramaker - 80% (financial performance goals), 20% (individual goals); Mr. Kohn - 70% (financial performance goals), 30% (individual goals); Ms. Gwizdala - 70% (financial performance goals), 30% (individual goals); Mr. Tomczyk - 70% (financial performance goals), 30% (individual goals); and Mr. Johnson - 70% (financial performance goals), 30% (individual goals). The Committee, at its own discretion, may change the weighting between financial performance goals and individual goals each year.
The Committee further weighted the bonus amount for achievement of financial performance goals by the Corporation in 2014. The specific goals and weighting were as follows: earnings per common share (45%), deposit growth (15%), amount of actual expenses compared to budget (25%) and net growth in services (15%). The Committee, at its own discretion, may change the specific goals and weightings each year.
If all of the Corporation's financial performance goals are met and a named executive officer meets all of his or her individual goals, then the named executive officer is paid the full amount of his or her bonus target, subject to the overall qualifiers discussed below. If some, but not all, of the Corporation's financial performance goals or individual goals are met and subject to the overall qualifiers discussed below, then the named executive officer's bonus amount is reduced by the weighting given each goal that was not met. The Corporation's and individual performance goals can be met from 0% to 150% of the target. If none of the Corporation's financial performance goals are met and a named executive officer does not meet his or her individual goals, then the named executive officer is not paid a bonus.
The Committee uses overall qualifiers to the annual cash bonus incentives. If the Corporation's diluted earnings per common share does not equal or exceed the shareholder cash dividends paid per share, the payout to the named executive officers is reduced by 50%. In 2014, diluted earnings per common share were $1.97 and shareholder cash dividends paid were $0.94 per share. In addition, if the overall achievement of the Corporation's financial performance goals is not greater than 80%, the payout to the named executive officers based on individual goals is limited to a 100% payout.
The 2014 annual cash bonus incentive program awards that were paid in 2015 to the named executive officers were based on the Corporation exceeding its financial performance goals in 2014, on an overall basis, and each named executive officer substantially achieving, or exceeding, his or her individual performance goals. Annual cash bonus incentives are included in the Summary Compensation Table in the column “Non-Equity Incentive Plan Compensation.”

Longer-Term Equity-Based Incentives.    A portion of potential compensation is also linked to corporate performance through equity-based compensation awards, including stock options, restricted stock performance units and restricted stock service-based units. Other forms of equity-based compensation may be awarded by the Committee. Awards under Chemical Financial's equity-based compensation plan are designed to:

•	more closely align executive officer and shareholder interests;

•	reward officers for building shareholder value;

•	reward officers for the achievement of targeted financial and other performance goals; and

•	encourage long-term investment in the Corporation by participating officers.
The Committee believes that stock ownership by management has been demonstrated to be beneficial to shareholders and equity-based awards have been granted by Chemical Financial to executive officers pursuant to various plans for many years. The Committee administers all aspects of the Corporation's incentive compensation plans and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.
The Corporation has a market-competitive formula approach for awarding equity-based compensation. For each named executive officer, the Committee established a target for equity-based compensation based on a percentage of base salary. For 2014, the percentage of base salary for each named executive officer was as follows: Mr. Ramaker - 100%; Mr. Kohn - 70%; Ms. Gwizdala - 70%; Mr. Tomczyk - 60%; and Mr. Johnson - 50%.
After determining the equity-based compensation target for each named executive officer, the Committee in 2014 allocated the total target amount for each named executive officer as follows: stock options - 30%, restricted stock performance units - 60% and restricted stock service-based units - 10%. The Committee considers each named executive officer's position and duties, responsibilities and authorities when setting the target equity compensation value and mix of awards. The Corporation calculates the number of longer-term equity-based incentive awards granted (beginning in 2012 for stock options) utilizing the fair value of the awards as of the date of grant in accordance with the same standard applied for financial accounting purposes.
In 2014, the Committee granted awards of stock options to purchase 40,221 shares to the named executive officers. The Committee has no policy as to timing of awards of stock options. All stock option awards have been made at the market value of Chemical Financial's common stock on the date of grant. Stock options are generally granted for a term of 10 years. All stock options permit the exercise price to be paid by delivery of cash, and the Committee has also approved the payment of the exercise price by surrendering shares of common stock having a market value equal to the exercise price. The stock options granted in 2014 vest in one-fifth increments on each anniversary date of the award over the first five years of the option term. Vesting of stock options may be accelerated upon certain events, including a change in control of the Corporation.
In 2014, the Committee granted 26,331 restricted stock performance units and 4,388 restricted stock service-based units to the named executive officers.
Restricted stock performance units have both performance conditions and a service requirement (restricted period) that must be met to become vested. Restricted stock performance units granted in 2014 are earned based on the following performance targets: 65% of the awarded restricted stock performance units are earned based on the achievement of a target of diluted earnings per common share in 2016 and 35% of the restricted stock performance units are earned based on the achievement of a target of the efficiency ratio in 2016. The restricted stock performance units vest from 0.5x to 1.5x the number of units originally granted if the service requirement is satisfied at the end of the restricted period, depending on the predetermined performance targets met. No shares will be issued unless a performance condition has been achieved and the service requirement has been satisfied at the end of the restricted period.
Restricted stock service-based units granted in 2014 cliff vest five years after grant date.
Vesting of restricted stock performance units and restricted stock service-based units may be accelerated upon certain events, including a change in control of the Corporation and advanced notification of retirement of the participant. Upon vesting, the restricted stock performance units and restricted stock service-based units will be converted to shares of the Corporation's common stock on a one-to-one basis.

Retirement Plans.    Chemical Financial has a qualified pension plan that covers certain employees, a 401(k) savings plan that covers all employees and a supplemental pension plan currently covering only one active employee, the Chief Executive Officer. The Committee believes that Chemical's retirement plans encourage long-term commitment by the Corporation's officers and assist Chemical Financial in attracting and retaining talented executives.
Discretionary Bonuses.    In 2014, the Board of Directors approved a discretionary award to the named executive officers, paid in the form of shares of the Company’s common stock and cash. The purpose of this discretionary award was to recognize the substantial contributions of our executive team in completing the acquisition of Northwestern Bancorp, Inc. The value of the stock granted to the named executive officers was as follows: Mr. Ramaker - $60,000; Mr. Kohn - $15,000; Ms. Gwizdala - $30,000; Mr. Tomczyk - $25,000; and Mr. Johnson - $20,000. Each award was paid primarily in the form of the Company’s common stock. The cash component of each award was designed to approximate the amount of taxes that would be required to be withheld on the total value of the award for each named executive officer. The cash portion of the discretionary award is included in the Summary Compensation Table in the “Bonus” column and the equity component of the award is included in the “Stock Awards” column. No discretionary bonuses were approved for the named executive officers in 2012 or 2013.
Tax Treatment on Compensation.    All stock options granted by Chemical Financial, under plans not associated with acquisitions of other companies, during the last decade, have been nonstatutory stock options, such that the Corporation receives a tax deduction for income deemed to be received by officers upon exercise of such options.
Section 162(m) of the Internal Revenue Code places a limit on the deductibility, for federal income tax purposes, of the compensation paid to the named executive officers set forth in the Summary Compensation Table who were employed by Chemical Financial on the last day of its taxable year. Under Section 162(m), compensation paid to such persons in excess of $1 million in a taxable year is not generally deductible. However, compensation that qualifies as “performance-based,” as determined under Section 162(m), does not count against the $1 million limitation. One of the requirements of “performance-based” compensation for purposes of Section 162(m) is that the material terms of the performance goal, under which compensation may be paid, be disclosed to and approved by Chemical Financial's shareholders. For purposes of Section 162(m), the material terms include: (a) the employees eligible to receive compensation; (b) a description of the business criteria on which the performance goal is based; and (c) the maximum amount of compensation that can be paid to an employee under the performance goal.
Clawback Policy.    The Committee adopted a “clawback” policy for incentive-based compensation awards made in 2014 and thereafter. The clawback policy provides that all long-term and annual incentive-based compensation, including service-vested equity compensation and discretionary bonuses, that is earned after January 1, 2014 will be subject to repayment if it is paid to a member of the Senior Leadership Team in the three-year period preceding any date on which the Corporation is required to disclose a restatement of its financial statements due to material noncompliance with financial reporting requirements under the federal securities laws or as a result of misconduct or fraud. Repayment under the clawback provision is limited to the amount of incentive-based compensation that exceeds the amount of such compensation which would have been paid to such Senior Leadership Team member if the financial statements had been originally filed in their restated form. Any employee who has reasonable cause to believe that a violation under the clawback provision has occurred must promptly report such matters to the Committee. The Committee will exercise its business judgment in the fair application of the clawback policy and consider all relevant factors in determining whether the Corporation will seek to recover incentive compensation from the Senior Leadership Team members and the amount, timing and form of any incentive compensation recovery.

Summary Compensation Table
The following table shows information concerning the compensation earned from Chemical Financial, or its subsidiaries, during the three years ended December 31, 2014, by the Chief Executive Officer, the Chief Financial Officer and each of Chemical Financial's three most highly compensated executive officers who served in positions other than Chief Executive Officer or Chief Financial Officer at December 31, 2014 (the “named executive officers”). The positions listed in the table are those in which the named executive officer served at December 31, 2014.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)(4)	Option Awards(5)	Non-Equity Incentive Plan Compensation(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(7)	All Other Compensation(8)	Total

David B. Ramaker	2014	$569,042	$18,966	$405,791	$170,840	$468,800	$705,000	$12,207	$2,350,646
Chairman, President and Chief Executive Officer of the Corporation	2013	546,580	—	348,154	164,273	494,464	123,000	9,832	1,686,303
	2012	497,670	—	319,812	149,338	415,363	511,000	7,643	1,900,826

Thomas W. Kohn	2014	$309,652	$4,742	$149,116	$65,051	$181,975	$239,000	$8,968	$958,504
Executive Vice President of Community Banking of Chemical Bank	2013	300,571	—	115,040	84,205	187,200	36,000	7,513	730,529
	2012	287,607	—	111,152	80,535	167,969	303,000	6,607	956,870

Lori A. Gwizdala	2014	$297,924	$9,483	$154,121	$62,583	$197,430	$381,000	$8,394	$1,110,935
Executive Vice President, Chief Financial Officer and Treasurer of the Corporation	2013	289,183	—	110,692	81,015	186,617	—	7,456	674,963
	2012	276,550	—	106,862	77,434	163,582	287,000	5,881	917,309

James E. Tomczyk	2014	$274,472	$7,903	$122,595	$49,415	$137,269	$36,000	$18,794	$646,448
Executive Vice President and Senior Credit Officer of Chemical Bank	2013	266,412	—	73,124	79,964	135,936	—	17,832	573,268
	2012	254,439	—	70,479	76,329	120,397	25,000	16,920	563,564

Kenneth W. Johnson	2014	$265,534	$6,322	$98,750	$39,842	$128,015	$35,000	$17,378	$590,841
Executive Vice President and Director of Bank Operations of Chemical Bank	2013	257,732	—	58,942	64,461	126,865	—	16,707	524,707
	2012	245,860	—	56,778	61,497	117,883	27,000	15,655	524,673

(1)	Includes salary deferred under the Chemical Financial Corporation 401(k) Savings Plan and the Chemical Financial Corporation Nonqualified Deferred Compensation Plan.

(2)
Represents the cash portion of a discretionary bonus paid to the named executive officers upon completion of the acquisition and systems conversion of Northwestern Bancorp, Inc. Please see the “Elements of Compensation - Discretionary Bonuses” section of this proxy statement for a discussion of the discretionary bonuses.

(3)
The amounts reported include the aggregate grant date fair value of the stock portion of the discretionary bonus paid to the named executive officers upon the completion of the acquisition and systems conversion of Northwestern Bancorp, Inc. in 2014 plus the grant date fair values of restricted stock performance units and restricted stock service-based units granted to the named executive officers in the respective years. The values of all stock awards reported in this column were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification, ASC Topic 718 Compensation-Stock Compensation (ASC 718). For a discussion of the valuation assumptions, see Note 17 to the Corporation's 2014 consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2014. Restricted stock performance units granted to the named executive officers in 2014, 2013, and 2012 were determined to have a value at the grant date based on management's assessment that it was probable that the restricted stock performance units would vest in 2017, 2016, and 2015, respectively, at 1.0x the number of units granted. For restricted stock performance units, if the Corporation does not achieve the minimum performance conditions or the named executive officer does not satisfy the service requirements, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units. For restricted stock service-based units, if the named executive officer does not satisfy the service requirements, then the restricted stock service-based units will be forfeited and the named executive officers will receive no shares of Chemical common stock attributable to the forfeited units.

(4)
If the highest level of performance conditions with respect to the restricted stock performance units granted in 2014 are satisfied, then the value of the restricted stock performance units and the restricted stock service-based units, combined, determined as of the grant date would be as follows: Mr. Ramaker - $518,658, Mr. Kohn - $197,436, Ms. Gwizdala - $189,980, Mr. Tomczyk - $150,015, and Mr. Johnson - $120,967. If the highest level of performance conditions with respect to the restricted stock performance units granted in 2013 are satisfied, then the value of the restricted stock performance units and the restricted stock service-based units, combined, determined as of the grant date would be as follows: Mr. Ramaker - $494,842, Mr. Kohn - $162,028, Ms. Gwizdala - $155,906, Mr. Tomczyk - $101,681, and Mr. Johnson - $81,953.

(5)
This amount represents the grant date fair value, computed in accordance with ASC 718, of the stock options granted for each named executive officer. For a discussion of the valuation assumptions, see Note 17 to the Corporation's 2014 consolidated financial statements included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2014. The per share exercise price of each option award was equal to the market value of Chemical Financial common stock on the date each option was granted.

(6)	This amount represents the annual cash bonus incentive paid to each named executive officer.

(7)
This amount is the positive change in the actuarial present value of the named executive officer's accumulated benefit under the Corporation's noncontributory defined benefit pension plan (Pension Plan) and, for Mr. Ramaker only, the Corporation's Supplemental Pension Plan (Supplemental Plan), as he is the only active employee who is a participant in the Supplemental Plan. Negative changes in 2013 for Ms. Gwizdala and Messrs. Ramaker, Tomczyk and Johnson of $53,000, $6,000, $11,000 and $19,000, respectively, are not included in the table. The discount rate used to calculate the present value of Pension Plan benefits was 4.15% at December 31, 2014, 5.00% at December 31, 2013 and 4.08% at December 31, 2012. The discount rate used to calculate the present value of Supplemental Plan benefits was 4.07% at December 31, 2014, 4.87% at December 31, 2013 and 4.08% at December 31, 2012. As of June 30, 2006, a partial freeze of the Pension Plan became effective. Approximately two-thirds of the participants in the Pension Plan had their benefits frozen as of June 30, 2006. Employees with less than 15 years of vested service (as defined in the Pension Plan) or whose combined age and years of vested service totaled less than 65 (non-grandfathered employees) as of June 30, 2006, had their Pension Plan benefits frozen as of that date. For all other Pension Plan eligible employees (grandfathered employees), the benefits under the Pension Plan remained the same and these employees will continue to accrue Pension Plan benefits. At December 31, 2014, there were 179 grandfathered employees. Messrs. Ramaker and Kohn and Ms. Gwizdala are grandfathered employees for purposes of future benefit accruals under the Pension Plan. Messrs. Tomczyk and Johnson are non-grandfathered employees.

Non-grandfathered employees began receiving four percent of their eligible pay as a contribution to a defined contribution plan beginning July 1, 2006. Normal retirement benefits of the Pension Plan are based on years of service and the employee's average annual pay for the five highest consecutive years during the ten years preceding retirement under the Pension Plan. Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 each year. The amount shown in the column “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay in the Pension Plan. Upon retirement at or after age 65, a grandfathered employee will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years and any applicable cap under ERISA for employees who are not included in the supplemental plan). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. Unreduced retirement benefits are available between the ages of 60 and 65, when the retiree's age plus vested years of service total at least 85. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse.

(8)
“All Other Compensation” consists only of employer contributions to the 401(k) Savings Plan, the taxable portion of employer paid premiums for life insurance and dividend equivalents earned on restricted stock service-based units. The 2014 employer contributions to the 401(k) Savings Plan for Messrs. Tomczyk and Johnson were $15,600 and $15,437, respectively. As permitted by SEC regulations, since perquisites in the aggregate total less than $10,000 per named executive officer, they are not included.

Realized Compensation Table
To supplement the SEC required disclosure in the Summary Compensation Table, the following additional table has been included which shows the total compensation realized by each named executive officer in each of the years shown. The Corporation believes that this table is useful to shareholders as it believes it reflects the compensation actually realized by the named executive officers. The Summary Compensation Table, as calculated under the SEC rules, includes several items that are impacted by accounting and actuarial assumptions and also may include amounts that are not ultimately realized, and therefore that table may not necessarily be reflective of realized compensation in a particular year.
The table below shows compensation realized by each named executive officer, based on performance and vesting periods ending in each year. For purposes of this presentation, realized compensation includes, in addition to salary, which is a fixed component of each named executive officer's total compensation, the following incentive compensation elements that were earned and vested during the three years ended December 31, 2014:

•
Non-Equity Incentive Plan Compensation. These amounts represent the annual cash bonus incentive earned by each named executive officer based on the Corporation's overall financial performance and the named executive's individual performance in 2012 through 2014.

•
Stock Awards. In 2014, these amounts represent restricted stock performance units granted in 2011 that were vested in 2014 based on the Corporation's performance targets in 2013 being met at 1.175x targeted performance plus the stock portion of the discretionary bonus paid to the named executive officers upon the completion of the acquisition and conversion of Northwestern Bancorp, Inc. In 2013, these amounts represent restricted stock performance units granted in 2010 that were vested in 2013 based on the Corporation's performance target in 2012 being met at 1.048x targeted performance. In 2012, these amounts represent restricted stock performance units granted in 2009 that were vested in 2012 based on the Corporation's performance target in 2011 being met at 0.803x targeted performance.

•
Stock Options. Stock options increase in value only if the market price of the Corporation's common stock increases in value after the date of grant. The value realized on stock options is the difference between the market price of the Corporation's common stock on the date the stock option is exercised and the stock option exercise price multiplied by the number of shares exercised.

					Value Realized
Name and Principal Position	Year	Salary	Bonus(1)	Non-Equity Incentive Plan Compensation	Vesting of Stock Awards(2)	Exercise of Stock Options(3)	Total	Percent of Reported(4)

David B. Ramaker	2014	$569,042	$18,966	$468,800	$543,509	$375	$1,600,692	68%
Chairman, President and Chief Executive Officer of the Corporation	2013	546,580	—	494,464	269,878	—	1,310,922	78
	2012	497,670	—	415,363	224,510	—	1,137,543	60

Thomas W. Kohn	2014	$309,652	$4,742	$181,975	$179,596	$4,122	$680,087	71%
Executive Vice President of Community Banking of Chemical Bank	2013	300,571	—	187,200	92,943	—	580,714	79
	2012	287,607	—	167,969	77,338	—	532,914	56

Lori A. Gwizdala	2014	$297,924	$9,483	$197,430	$183,375	$—	$688,212	62%
Executive Vice President, Chief Financial Officer and Treasurer of the Corporation	2013	289,183	—	186,617	95,557	—	571,357	85
	2012	276,550	—	163,582	79,496	—	519,628	57

James E. Tomczyk	2014	$274,472	$7,903	$137,269	$119,848	$—	$539,492	83%
Executive Vice President and Senior Credit Officer of Chemical Bank	2013	266,412	—	135,936	58,023	114,743	575,114	100
	2012	254,439	—	120,397	48,260	—	423,096	75

Kenneth W. Johnson	2014	$265,534	$6,322	$128,015	$93,723	$90,415	$584,009	99%
Executive Vice President and Director of Bank Operations of Chemical Bank	2013	257,732	—	126,865	45,252	52,812	482,661	92
	2012	245,860	—	117,883	37,637	—	401,380	77

(1)
Represents the cash portion of a discretionary bonus paid to the named executive officers upon completion of the acquisition and systems conversion of Northwestern Bancorp, Inc. Please see the “Elements of Compensation - Discretionary Bonuses” section of this proxy statement for a discussion of the discretionary bonuses.

(2)
The value of vested stock awards is calculated by multiplying the number of shares issuable by the closing price of the Corporation's common stock at the date the shares were vested plus the grant date fair value of the stock portion of the discretionary bonus paid to the named executive officers upon the completion of the acquisition and conversion of Northwestern Bancorp, Inc. in 2014.

(3)
The value of exercised stock options is calculated by multiplying the number of stock options exercised by the difference between the closing price of the Corporation's common stock at the date of the exercise and the stock option exercise price.

(4)	Total realized compensation in the “Total” column divided by “Total” compensation disclosed in the Summary Compensation Table.

Equity-Based Awards and Values
Named executive officers were granted equity-based compensation awards during 2014. The following table provides information concerning stock options, restricted stock performance units and restricted stock service-based units granted during 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

David B. Ramaker	2/18/2014(4)								17,722	$29.45	$170,840
	2/18/2014(5)				5,801	11,602	17,403				307,801
	2/18/2014(6)							1,934			56,956
	12/12/2014(7)							1,452			41,034
Thomas W. Kohn	2/18/2014(4)								6,748	29.45	65,051
	2/18/2014(5)				2,208	4,417	6,625				117,183
	2/18/2014(6)							736			21,675
	12/12/2014(7)							363			10,258
Lori A. Gwizdala	2/18/2014(4)								6,492	29.45	62,583
	2/18/2014(5)				2,125	4,250	6,375				112,753
	2/18/2014(6)							708			20,851
	12/12/2014(7)							726			20,517
James E. Tomczyk	2/18/2014(4)								5,126	29.45	49,415
	2/18/2014(5)				1,678	3,356	5,034				89,035
	2/18/2014(6)							559			16,463
	12/12/2014(7)							605			17,097
Kenneth W. Johnson	2/18/2014(4)								4,133	29.45	39,842
	2/18/2014(5)				1,353	2,706	4,059				71,790
	2/18/2014(6)							451			13,282
	12/12/2014(7)							484			13,678

(1)	Represents the award of restricted stock performance units under the Stock Incentive Plan of 2012.

(2)	Represents the closing market price of Chemical Financial common stock on the grant date.

(3)	Grant date fair values of equity-based compensation awards are computed in accordance with ASC 718.

(4)	Represents stock options granted in 2014 under the Stock Incentive Plan of 2012.

(5)
Represents restricted stock performance units granted in 2014 under the Stock Incentive Plan of 2012. The value of the restricted stock performance units was determined based on management's assessment that it was probable that the awards would vest at 1.0x the number of units granted (representing satisfaction of the target performance conditions). These restricted stock performance units will be earned in full or in part if Chemical Financial achieves, for 2016, the threshold, target, or maximum performance conditions established by the Compensation and Pension Committee. These restricted stock performance units have both a performance condition and a service requirement (restricted period) that must be met to become vested. Any restricted stock performance units that vest will be converted to shares of Chemical Financial's common stock on a one-for-one basis. Restricted stock performance units that do not vest will be forfeited and the named executive officers will receive no shares of Chemical Financial common stock attributable to the forfeited units.

(6)
Represents restricted stock service-based units granted in 2014 under the Stock Incentive Plan of 2012. These restricted stock service-based units cliff vest five years after the grant date. Any restricted stock service-based units that vest will be converted to shares of Chemical Financial's common stock on a one-for-one basis. Restricted stock service-based units that do not vest will be forfeited and the named executive officer will receive no shares of Chemical Financial common stock attributable to the forfeited units.

(7)	Represents the stock portion of the discretionary award granted to the named executive officers upon completion of the acquisition and systems conversion of Northwestern Bancorp, Inc.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning options outstanding, exercisable and unexercisable, restricted stock performance units and restricted stock service-based units outstanding that have not vested for each named executive officer as of December 31, 2014:

		Option Awards(1)					Stock Awards(2)
	Award Date			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(3)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock That Have Not Vested(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)
Name		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable

David B. Ramaker	12/20/2005	12,500			$32.28	12/20/2015
	7/20/2007	36,115			24.78	7/20/2017
	2/25/2008	6,235			24.52	2/25/2018
	4/28/2009	7,949			21.10	4/29/2019
	3/25/2010	6,829			24.56	3/26/2020
	4/19/2011	9,681			19.97	4/20/2021
	2/21/2012	14,062	7,031		23.78	2/22/2022	16,125	$494,070
	2/22/2013	4,440	17,759		25.14	2/23/2023	2,319	71,054	13,069	$400,434
	2/18/2014		17,722		29.45	2/19/2024	1,996	61,157	11,602	355,485
Thomas W. Kohn	12/20/2005	6,500			$32.28	12/20/2015
	7/20/2007	13,500			24.78	7/20/2017
	2/25/2008	2,952			24.52	2/25/2018
	4/28/2009	4,107			21.10	4/29/2019
	3/25/2010	3,528			24.56	3/26/2020
	4/19/2011	4,894			19.97	4/20/2021
	2/21/2012	7,584	3,791		23.78	2/22/2022	5,591	$171,308
	2/22/2013	2,276	9,103		25.14	2/23/2023	891	27,300	4,187	$128,290
	2/18/2014		6,748		29.45	2/19/2024	760	23,286	4,417	135,337
Lori A. Gwizdala	12/20/2005	9,000			$32.28	12/20/2015
	7/20/2007	14,595			24.78	7/20/2017
	2/25/2008	3,308			24.52	2/25/2018
	4/28/2009	4,222			21.10	4/29/2019
	3/25/2010	3,627			24.56	3/26/2020
	4/19/2011	4,706			19.97	4/20/2021
	2/21/2012	7,292	3,645		23.78	2/22/2022	5,376	$164,721
	2/22/2013	2,190	8,758		25.14	2/23/2023	858	26,289	4,028	$123,418
	2/18/2014		6,492		29.45	2/19/2024	731	22,398	4,251	130,251
James E. Tomczyk	12/20/2005	6,500			$32.28	12/20/2015
	3/25/2010	3,303			24.56	3/26/2020
	4/19/2011	4,453			19.97	4/20/2021
	2/21/2012	7,188	3,593		23.78	2/22/2022	3,533	$108,251
	2/22/2013	2,161	8,645		25.14	2/23/2023	677	20,743	2,545	$77,979
	2/18/2014		5,126		29.45	2/19/2024	577	17,679	3,356	102,828
Kenneth W. Johnson	12/20/2005	3,500			$32.28	12/20/2015
	4/19/2011	1,156			19.97	4/20/2021
	2/21/2012	2,895	2,895		23.78	2/22/2022	2,846	$87,202
	2/22/2013	1,742	6,969		25.14	2/23/2023	546	16,729	2,051	$62,843
	2/18/2014		4,133		29.45	2/19/2024	465	14,248	2,706	82,912

(1)
Options granted after 2012 vest in five equal installments on the first, second, third, fourth and fifth anniversaries of the award date shown in the table. Options granted prior to 2013 vest in three equal installments on the first, second and third anniversaries of the award date shown in the table.

(2)
The restricted stock performance units granted in 2014, 2013 and 2012 vest in 2017, 2016 and 2015, respectively, if certain minimum performance conditions are met during the relevant performance period and the relevant service conditions are satisfied at the end of the restricted period. If the relevant minimum performance conditions are not met during the relevant performance period, or the relevant service conditions are not satisfied at the end of the restricted period, then the restricted stock performance units will be forfeited and the named executive officers will receive no shares of Chemical Financial common stock attributable to the forfeited units. The restricted stock service-based units granted in 2014 cliff vest in February 2019, the restricted stock service-based units granted in 2013 cliff vest in February 2018 and the restricted stock service-based units granted in 2012 cliff vest in February 2015 if the service conditions are met. If the relevant service conditions are not met, then the restricted stock service-based units will be forfeited and the named executive officers will receive no shares of Chemical Financial common stock attributable to the forfeited units.

(3)	Represents closing market price of Chemical Financial common stock on grant date.

(4)	The number of earned but unvested restricted stock performance units and the number of unvested restricted stock service-based units.

(5)
Computed by multiplying the number of shares reported in the column to the left in this table by the closing price of Chemical Financial's common stock on The NASDAQ Stock Market® at December 31, 2014 of $30.64 per share.

(6)	The number of unearned restricted stock performance units. Reported assuming the units are earned at 1.0x the number of units granted (representing satisfaction of target performance conditions).
2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)(3)	Value Realized On Vesting ($)(4)
David B. Ramaker	7,500	$375	17,062	$502,476
Thomas W. Kohn	1,095	4,122	5,750	169,338
Lori A. Gwizdala	—	—	5,530	162,859
James E. Tomczyk	—	—	3,489	102,751
Kenneth W. Johnson	16,174	90,415	2,718	80,045

(1)
The number of shares shown is the gross number of shares covered by options exercised. The Corporation's share-based compensation plans permit the withholding of shares in payment of the option exercise price and for tax withholding purposes, resulting in a smaller number of shares acquired.

(2)
The value of exercised stock options is calculated by multiplying the number of stock options exercised by the difference between the closing price of the Corporation's common stock at the date of the exercise and the stock option exercise price.

(3) The number of shares shown is the gross number of shares covered by awards vested. Shares for the required tax withholding were deducted from the gross number of shares vested, resulting in a smaller number of shares issued.

(4)
The dollar values reported in this column were calculated using the closing price of Chemical Financial's common stock on The NASDAQ Stock Market® at February 18, 2014 of $29.45 per share, which was the vesting date of the stock awards.

Pension Benefits in 2014
The following table provides information concerning pension benefits for the named executive officers:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
David B. Ramaker	Employees' Pension Plan	25.2	$1,449,000	$—
	Supplemental Pension Plan	25.2	1,471,000	—
Thomas W. Kohn	Employees' Pension Plan	28.2	1,643,000	—
Lori A. Gwizdala	Employees' Pension Plan	30.0	1,620,000	—
James E. Tomczyk	Employees' Pension Plan	7.4	208,000	—
Kenneth W. Johnson	Employees' Pension Plan	11.5	143,000	—

Chemical Financial's noncontributory Pension Plan is considered a tax-qualified retirement plan. Chemical Financial has the authority to change or terminate the Pension Plan at any time. The Internal Revenue Code limits both the amount of eligible compensation for benefit calculation purposes and the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974 (ERISA), Chemical Financial established a Supplemental Plan that provides for the payment to certain executive officers of Chemical Financial, as determined by the Compensation and Pension Committee, of the benefits to which they would have been entitled, calculated under the provisions of the Pension Plan, as if the limits imposed by the Internal Revenue Code did not apply. As of December 31, 2014, Mr. Ramaker was the only active employee eligible for benefits under the Supplemental Plan.
Pension Plan benefits are based on the annual base salary of eligible employees as of January 1 of each year. The amount shown in the column “Salary” in the Summary Compensation Table in this proxy statement is representative of the most recent calendar year compensation used in calculating average pay under the Pension Plan (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan). Upon retirement at age 65, a retiree will receive an annual benefit of 1.52% of his or her average annual base salary for the five highest consecutive years during the ten years preceding his or her date of retirement, (subject to any applicable cap under ERISA for employees who are not included in the Supplemental Plan) multiplied by the retiree's number of years of credited service (subject to a maximum of 30 years). Benefits at retirement ages under 65 are also determined based upon length of service and pay, as adjusted in accordance with the Pension Plan. The Pension Plan provides for vesting of benefits after attaining five years of service, disability and death benefits, and optional joint and survivor benefits for the employee and his or her spouse. Additionally, unreduced Pension Plan benefits are available for retirement at age 60 and above when the retiree's age plus vested years of service equals at least 85. Pension Plan benefits for non-grandfathered employees will be based on years of credited service as of June 30, 2006 and generally average annual base salary as of January 1 for the five years preceding June 30, 2006. Messrs. Tomczyk's and Johnson's pension benefits were frozen as of June 30, 2006.
The present value of accumulated benefits under the Pension Plan shown in the Pension Benefits table is based on the assumption that an employee retires at the earliest unreduced retirement age defined under the Pension Plan; which is the earlier of normal retirement age or age 60 or older with 85 points (age plus vesting service). The assumed retirement age is normal retirement (age 65) for Mr. Tomczyk and age 60 for all other named executive officers. The present value of accumulated benefits is also based on the assumption that the employee will elect a benefit for his or her life with 120 monthly payments guaranteed. If the employee were to elect a benefit payable to a surviving spouse of 50% or more of the employee's retirement benefit or for the employee's life only, or retire beyond age 65, the retirement benefit for the employee would be adjusted. The benefits listed in the Pension Benefits table are not subject to a deduction for social security or any other offset amount.
The present value of accumulated Pension Plan and Supplemental Plan benefits at December 31, 2014 was computed using discount rates of 4.15% and 4.07%, respectively, and the RP-2014 mortality tables projected using the mortality improvement scale MP-2014 as required by the Pension Protection Act of 2006 (PPA). Lump sum retirement benefits are not available in the Pension Plan, unless an employee is involuntarily terminated or the option was available in a predecessor plan. A portion of Messrs. Tomczyk's and Johnson's Pension Plan benefits are available to be paid in a lump-sum at their election, due to this benefit payment option having been available in a predecessor plan. In addition, Mr. Ramaker's benefits under the Supplemental Plan, upon a change in control, would be paid in a lump sum, if at the time of the change in control he was not eligible to retire. For purposes of the Supplemental Plan, a change in control is a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Securities Exchange Act of 1934, as amended. At December 31, 2014, Mr. Ramaker's pro forma lump sum distribution payable in the event of a change in control was calculated at $892,348 using interest and mortality assumptions set forth under Internal Revenue Code Section 417(e) (3) as modified by the Pension Protection Act of 2006.

Deferred Compensation
In September 2006, the board of directors approved the Chemical Financial Corporation Deferred Compensation Plan (DC Plan), a voluntary nonqualified supplemental retirement program for a select group of management personnel. The DC Plan is unfunded for tax purposes and for purposes of ERISA. The named executive officers in this proxy statement are eligible to participate in the DC Plan. There are no employer contributions to the DC Plan. Participants may elect to defer up to 75% of their salary, excluding bonus, to the DC Plan. The election to defer compensation under the DC Plan is irrevocable for each plan year as of the beginning of the plan year. Participant contributions are made into a grantor trust for the purpose of providing for payment of the deferred compensation under this plan. The investment of employee contributions are self-directed by participants within an established array of money market, equity and fixed income mutual funds. The aggregate earnings on these investments, by each named executive officer who is a participant in the DC Plan, is included in the table below, and are attributable to the specific investments selected by each participant. Participants may change the designation of their investments at such times as mutually agreed by the parties. As of December 31, 2014, participants could change their investment designation on a daily basis. Participants elect, in advance of the deferral of their compensation, when the funds will be distributable. The aggregate balances of the participants are distributable, as designated by each participant, during January of the calendar year following the calendar year in which any of the following occur: the participant's termination of employment; a change in control; the participant's death or disability; an unforeseeable emergency; or at a specified time, as determined by the participant. The DC Plan provides for distributions to be made in a lump sum amount, five-year installments or ten-year installments.
2014 Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY(1)	Company Contributions in Last FY	Aggregate Earnings in Last FY(2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)

David B. Ramaker	$47,996	$—	$12,621	$—	$196,563
Thomas W. Kohn	78,000	—	33,187	—	285,210
Lori A. Gwizdala	49,998	—	13,217	—	136,588
James E. Tomczyk	—	—	—	—	—
Kenneth W. Johnson	402	—	175	—	2,589

(1)	Amounts included in this column are included in the Salary column in the Summary Compensation Table.

(2)	Amounts included in this column are not included in the Summary Compensation Table.

(3)
The aggregate balance at last fiscal year-end shown in this column includes contributions in prior years which were reported as “Salary” on the Summary Compensation Table for the applicable year. Contributions in prior years that have previously been reported as “Salary” are as follows: $113,002 for Mr. Ramaker, $141,322 for Mr. Kohn, $60,998 for Ms. Gwizdala and $1,730 for Mr. Johnson.

Potential Payments upon Termination or Change in Control
Our named executive officers may receive payments in connection with a termination of employment under the Pension Plan, Supplemental Plan and DC Plan, as described above.
None of our executive officers has a severance agreement, employment agreement or other similar agreement. Our shareholder-approved equity compensation plans provide for the acceleration of vesting of certain awards in connection with a change in control of the Company or termination of employment due to the death, disability or retirement of the plan participant.
Under the terms of the Stock Incentive Plan of 2006 and the Stock Incentive Plan of 2012, if a participant terminates his or her employment because of death, disability or retirement, then the restricted stock performance units and restricted stock service-based units held by such participant may vest on a pro-rata basis. However, the restricted stock performance units will vest only if the Company achieves at least the threshold level of relevant performance conditions. If the threshold level of performance is achieved, the participant will vest in a number of restricted stock performance units determined by multiplying the number of units that would have vested had the participant continued his or her employment by the percentage of the performance period completed prior to the termination (i.e., the number of full months completed divided by 36). Restricted stock service-based units will vest based on the number of full months completed divided by the vesting period of the grant, which would be 36 or 60 months. If an employee retires and gives minimum advance notification of retirement, all restricted stock service-based units vest upon retirement. All remaining restricted stock performance units and restricted stock service-based units are forfeited and returned to the Company, except that the Compensation and Pension Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares or units.

The following table shows the aggregate amounts our named executive officers would have realized in connection with a change in control, assuming that such change in control took place on December 31, 2014.

	David B. Ramaker	Thomas W. Kohn	Lori A. Gwizdala	James E. Tomczyk	Kenneth W. Johnson

Acceleration of Equity Awards in Connection with a Change in Control(1)
Restricted Stock Performance Units	$1,179,241	$406,317	$390,875	$267,365	$215,492
Restricted Stock Service-based Units	202,959	79,204	76,202	60,115	48,442
Stock Options(2)	758,324	358,673	361,282	207,086	104,883
Total	$2,140,524	$844,194	$828,359	$534,566	$368,817

(1)
Under the terms of the Stock Incentive Plan of 2006 and the Stock Incentive Plan of 2012, if a change in control of the Company occurs, then, unless the Compensation and Pension Committee or the board of directors otherwise determines: (a) all outstanding stock options become vested and exercisable in full immediately prior to the effective time of the change in control and shall remain exercisable during the remaining terms thereof, regardless of whether the participants remain in the employ or service of the Company or any subsidiary; and (b) all other outstanding equity awards shall become immediately fully vested and issuable and nonforfeitable, including the waiver of all performance conditions. Restricted stock performance units that have not been earned, and unvested restricted stock service-based units, become vested at 1.0x the number of units issued and their value is reported on this basis multiplied by the closing price of Chemical Financial common stock on The NASDAQ Stock Market® at December 31, 2014 of $30.64 per share. Restricted stock performance units that have been earned but not vested are included at the earned performance measurement and their value is reported on this basis multiplied by the closing price of Chemical Financial common stock on The NASDAQ Stock Market® at December 31, 2014 of $30.64 per share.

(2)
Represents the aggregate positive “spread” between the exercise price and the closing price of Chemical Financial's common stock on The NASDAQ Stock Market® at December 31, 2014 of $30.64 per share for in-the-money options outstanding, both vested and unvested, as of December 31, 2014.

Under the terms of the Company's equity incentive plans, outstanding unvested stock options are not accelerated due to retirement, death or disability. Stock options remain exercisable in accordance with their terms following termination due to retirement, except that stock options granted under the Stock Incentive Plan of 1997 may be exercised no later than three years following the participant's retirement. In the event of death, the options may be exercised by the personal representative of such participant for a period of one year after death, but only to the extent that the decedent was entitled to exercise the stock options and not beyond the original term of the stock options. Stock options may be exercised for one year following termination due to disability, but only to the extent that the participant was entitled to exercise the stock options on the date of termination and not beyond the original term of the stock options.

Director Compensation
During 2014, Chemical Financial compensated its directors who were not employees of Chemical Financial or Chemical Bank with an annual retainer of $20,000 and additional annual retainers of $10,000 for service as the lead independent director and $5,000 for service as a committee chair (each paid in a mix of cash and stock, as discussed in more detail below). Directors were also compensated at the rate of $1,000 for every board of directors meeting attended, at the rate of $750 for every Audit Committee and Risk Management Committee meeting attended and at the rate of $550 for all other committee meetings attended. In addition, during 2014, non-employee directors of Chemical Financial were compensated at a rate of $750 for every Chemical Bank Loan Committee meeting attended. In 2014, community advisory directors were compensated with an annual retainer fee of $3,000 and at the rate of $250 for every community advisory director meeting attended. Employees of Chemical Financial or Chemical Bank do not receive any compensation for serving on, or attending meetings of, the board of directors of Chemical Financial or Chemical Bank or any community advisory director meetings or meetings of any of their committees.
On April 21, 2008, the shareholders approved the Chemical Financial Corporation Directors' Deferred Stock Plan (DDSP), authorizing the issuance of up to 400,000 shares of Chemical Financial common stock. The DDSP provides benefits to non-employee directors of Chemical Financial in the form of an equity retainer that is required to be deferred annually and invested in stock units representing shares of Chemical Financial common stock. The equity retainer is 50% of the annual retainer of each non-employee director, or such greater percentage as determined by the board of directors. The annual retainer is a lump sum amount paid to each non-employee director for the director's service throughout the year to Chemical Financial and its shareholders. The difference between the annual retainer and the equity retainer is the cash retainer. The DDSP allows each non-employee director to voluntarily defer the cash retainer and/or all director and/or community advisory director fees and invest in stock units representing shares of Chemical Financial common stock. The amount of the annual retainer, director and community advisory director fees contributed to the DDSP are vested immediately. The deferral election must be made before the beginning of a plan year. The DDSP is an unfunded supplemental nonqualified deferred compensation plan that complies with Internal Revenue Code Section 409A.
The equity retainer and any cash retainer voluntarily contributed to the DDSP are converted to stock units on the date paid. Any director and community advisory director fees that are voluntarily contributed to the DDSP are converted to stock units on the date Chemical Financial pays its next quarterly cash dividend. The number of stock units credited to each participating director's account is determined by dividing the dollar amount of the equity retainer and any deferred cash retainer by the market value of a single share of Chemical Financial common stock on the date the annual retainer is paid, and by dividing the dollar amount of any director and community advisory director fees by the market value of a single share of Chemical Financial common stock on the next quarterly cash dividend payment date. Each participating director's account is also credited with dividend equivalents on each date Chemical Financial pays cash dividends. Dividend equivalents are a number of stock units equal to the number of shares of common stock that have a market value equal to the amount of any cash dividends that would have been paid to a shareholder owning the number of shares of common stock represented by stock units in a participating director's account on each cash dividend payment date.
Distributions will be made in common stock of Chemical Financial equal to the number of stock units in the participating director's account. Any fractional shares will be paid in cash. Distributions will not be made until a director retires or terminates service as a director or upon the death of the director or a change in control of Chemical Financial. For common stock issued upon a director's retirement from or termination of service, the director has a choice to receive the shares in a lump sum or in five annual installments. A director must make an irrevocable election between the lump sum and five annual installments at the time the director begins participating in the DDSP. The election is irrevocable and applies to all future deferral elections. Upon a change in control of Chemical Financial or death of the director, shares will be issued in a lump sum. Chemical Financial may also permit a distribution to a participating director due to an unforeseeable emergency.
Messrs. Fitterling, Laethem, Pelizzari and Stauffer made voluntary contributions to the DDSP during 2014.

2014 Director Compensation
The following table sets forth the compensation paid to Chemical Financial directors for services rendered during 2014:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total

Gary E. Anderson	$39,750	$12,500				$3,961	$56,211
J. Daniel Bernson (4)	14,850	—				2,537	17,387
Nancy Bowman	39,750	10,000				3,099	52,849
James R. Fitterling	30,300	10,000				6,094	46,394
Thomas T. Huff	49,850	10,000				3,099	62,949
Michael T. Laethem	56,400	10,000				12,709	79,109
James B. Meyer	54,350	10,000				2,105	66,455
Terence F. Moore	56,250	12,500				4,200	72,950
John E. Pelizzari	12,000	5,000				49	17,049
Grace O. Shearer	46,000	10,000				6,400	62,400
Larry D. Stauffer	62,000	12,500				15,133	89,633
Franklin C. Wheatlake	63,150	17,500				3,625	84,275

(1)
Represents the aggregate dollar amount of all fees earned or paid in cash for services as a director, including the cash retainer, committee and/or committee chair fees, lead independent director fee for Mr. Wheatlake, and meeting and community advisory director fees, including any fees voluntarily deferred under the DDSP. Voluntary deferrals of the cash retainer and other fees in 2014 were as follows: $30,300 by Mr. Fitterling, $56,400 by Mr. Laethem, $7,000 by Mr. Pelizzari and $62,000 by Mr. Stauffer.

(2)
Represents the grant date fair value computed in accordance with ASC 718. The amounts reported represent one-half of the annual retainer paid to each director in 2014 and deferred and invested in stock units representing shares of Chemical Financial common stock (i.e., the equity retainer). The aggregate number of stock awards earned by each director for services, voluntary contributions made by the director to the DDSP and dividend equivalents credited to each director's DDSP participant account since becoming a director is represented by the number of stock units set forth next to each director's name in the table under the heading “Ownership of Chemical Financial Common Stock by Directors and Executive Officers” and such information is here incorporated by reference.

(3)	Represents dividend equivalents paid in 2014 on stock units in the DDSP. As permitted by SEC regulation, perquisites that in the aggregate total less than $10,000 are not included.

(4)	Mr. Bernson retired from the board of directors at the annual meeting on April 21, 2014 in accordance with the Company’s mandatory age retirement policy.

Other Matters
Transactions with Related Persons
Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with Chemical Bank in the ordinary course of business during 2014. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation and did not involve more than a normal risk of collectibility or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect were in default as of the date of this proxy statement. The Audit Committee reviews and approves all transactions between the Corporation and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors and officers of Chemical Financial and persons who beneficially own more than 10% of the outstanding shares of Chemical Financial's common stock to file reports of beneficial ownership and changes in beneficial ownership of shares of common stock with the Securities and Exchange Commission. Securities and Exchange Commission regulations require such persons to furnish Chemical Financial with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that all applicable Section 16(a) reporting and filing requirements were satisfied on a timely basis by such persons from January 1, 2014 through December 31, 2014.
Shareholder Proposals
A Chemical shareholder seeking to present a proposal at a Chemical annual meeting of shareholders must submit a notice to the Secretary of Chemical in accordance with Chemical's bylaws not less than 120 calendar days prior to the date corresponding to the date of Chemical's proxy statement or notice of meeting released to shareholders in connection with the last preceding annual meeting of shareholders, in the case of an annual meeting (unless Chemical did not hold an annual meeting within the last year, or if the date of the upcoming annual meeting changed by more than 30 days from the date of the last preceding meeting, then the notice must be delivered or mailed and received not more than 10 days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting), and not more than ten days after the earlier of the date of the notice of the meeting or public disclosure of the date of the meeting, in the case of a special meeting. A Chemical shareholder seeking to include a proposal in Chemical's proxy statement and form of proxy relating to a meeting of shareholders must submit the proposal to Chemical in accordance with SEC Rule 14a-8. With respect to Chemical's 2016 annual meeting of shareholders, the deadline to submit a notice of a proposal and to include a proposal in Chemical's proxy statement and form of proxy relating to the meeting is November 7, 2015.
A Chemical shareholder seeking to nominate an individual for election as a Chemical director must submit a notice to the Secretary of Chemical in accordance with the Chemical Bylaws not less than 120 days prior to the date of the meeting, in the case of an annual meeting, and not more than seven days following the date of notice of the meeting, in the case of a special meeting.

Solicitation of Proxies
Directors, officers and employees of Chemical Financial and its affiliates will initially solicit proxies by mail. They also may solicit proxies in person, by telephone or by other means, but they will not receive any additional compensation for these efforts. Nominees, trustees and other fiduciaries who hold stock on behalf of beneficial owners of Chemical Financial common stock may communicate with the beneficial owners by mail or otherwise and may forward proxy materials to and solicit proxies from the beneficial owners. Chemical Financial will pay all costs of solicitation of proxies. Chemical Financial has engaged Georgeson Shareholder Communications, Inc. at an estimated fee of $1,200, plus out-of-pocket expenses, to assist in the distribution of these materials. We will also solicit proxies by telephone and the Internet. See the enclosed proxy for instructions.
Important Notice Regarding Delivery of Shareholder Documents
As permitted by Securities and Exchange Commission rules, only one copy of this 2015 Proxy Statement and the 2014 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address unless Chemical Financial has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2015 Proxy Statement and the 2014 Annual Report to Shareholders. Requests should be made to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989)839-5350. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or verbal request to Chemical Financial Corporation, Attn: Lori A. Gwizdala, Chief Financial Officer, 235 E. Main Street, Midland, Michigan 48640, telephone (989)839-5350. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.
Availability of Information
Chemical Financial's combined 2014 Annual Report to Shareholders and Form 10-K Annual Report, including financial statements and financial statement schedules, but not the exhibits to the Form 10-K, and the 2015 Notice of Annual Meeting and Proxy Statement are available on the following website, www.edocumentview.com/chfc or through the United States Securities and Exchange Commission's website at www.sec.gov. This information may be obtained without charge upon written request to Chemical Financial Corporation. Please direct your requests to Chemical Financial Corporation, 235 E. Main Street, Midland, Michigan 48640, Attn: Lori A. Gwizdala, Chief Financial Officer. Copies of exhibits to the Form 10-K may be requested at the cost of 30 cents per page from the Corporation.
By Order of the Board of Directors
David B. Ramaker
Chairman, Chief Executive Officer and President

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY OR VOTE BY TELEPHONE OR THE INTERNET.

Appendix A

Amendments to Article III of Restated Articles of Incorporation if
Proposals 2 and 3 are Approved

ARTICLE III

 The total authorized capital stock of the Corporation is 62,000,000 shares of stock divided into two classes, as follows:

A.    60,000,000 shares of common stock, par value $1.00 per share; and

B.    2,000,000 shares of preferred stock, no par value.

The following provisions apply to the authorized capital stock of the corporation:

1.     Provisions Applicable to Common Stock.

a.      No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

b.      Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

c.      Rights on Liquidation. On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

d.      Voting. At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

2. Provisions Applicable To Preferred Stock.

a.      Provisions to be Fixed by the Board of Directors. The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)    The distinctive designation and number of shares comprising the series, which number may (except where other-wise provided by the board of directors in creating the series) be increased or decreased (but not below the number of shares then issued and outstanding) from time to time by action of the board of directors.

(2)    The stated value of the shares of the series.

(3)    The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends will be pay-able, whether and upon what conditions dividends will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)    Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)    The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)    Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)    Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)    The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)    Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)    Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

b.    Provisions Applicable to All Preferred Stock.

(1)    Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)    Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)    Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

Appendix B

Amendments to Article III of Restated Articles of Incorporation if
Proposal 3 is Approved, but Proposal 2 is Not Approved

ARTICLE III

 The total authorized capital stock of the Corporation is 47,000,000 shares of stock divided into two classes, as follows:

A.    45,000,000 shares of common stock, par value $1.00 per share; and

B.    2,000,000 shares of preferred stock, no par value.

The following provisions apply to the authorized capital stock of the corporation:

1.     Provisions Applicable to Common Stock.

a.      No Preference. None of the shares of common stock are entitled to any preferences, and each share of common stock is equal to every other share of common stock in every respect.

b.      Dividends. After payment or declaration of full dividends on all shares having a priority over the common stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred stock and on any other stock of the corporation ranking with priority as to dividends or assets over the common stock, dividends on the shares of common stock may be declared and paid, but only when and as determined by the board of directors.

c.      Rights on Liquidation. On any liquidation, dissolution or winding up of the affairs of the corporation, after payment or setting aside of the full preferential amounts to which holders of all shares having priority over the common stock are entitled, the holders of the common stock will be entitled to receive pro rata all the remaining assets of the corporation available for distribution to shareholders. The board of directors may distribute in kind to the holders of common stock the remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of the remaining assets to any person and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger or consolidation of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, will not be deemed to be a dissolution, liquidation or winding up of the corporation for the purposes of this paragraph.

d.      Voting. At all meetings of shareholders of the corporation, the holders of the common stock are entitled to one vote for each share of common stock held by them respectively.

2. Provisions Applicable To Preferred Stock.

a.      Provisions to be Fixed by the Board of Directors. The board of directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, each having the designations and relative voting, distribution, dividend, liquidation, and other rights, preferences, and limitations, consistent with the Michigan Business Corporation Act, as amended, as are stated in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, and as are not stated in these Restated Articles of Incorporation, or any amendments thereto, including (without limiting the generality of the foregoing) the following:

(1)    The distinctive designation and number of shares comprising the series, which number may (except where other-wise provided by the board of directors in creating the series) be increased or decreased (but not below the number of shares then issued and outstanding) from time to time by action of the board of directors.

(2)    The stated value of the shares of the series.

(3)    The dividend rate or rates on the shares of the series and the relation which dividends will bear to the dividends payable on any other class of capital stock or on any other series of preferred stock, the terms and conditions upon which and the periods in respect of which dividends will be pay-able, whether and upon what conditions dividends will be cumulative and, if cumulative, the date or dates from which dividends will accumulate.

(4)    Whether the shares of the series are redeemable and, if redeemable, whether redeemable for cash, property or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which and the manner in which such shares are redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed.

(5)    The rights to which the holders of shares of the series are entitled, and the preferences, if any, over any other series (or of any other series over the series), upon the voluntary or involuntary liquidation, dissolution, distribution or winding up of the corporation, which rights may vary depending on whether the liquidation, dissolution, distribution or winding up is voluntary or involuntary, and, if voluntary, may vary at different dates.

(6)    Whether the shares of the series are subject to the operation of a purchase, retirement or sinking fund and, if so, whether and upon what conditions the fund will be cumulative or noncumulative, the extent to which and the manner in which the fund will be applied to the purchase or redemption of the shares of the series for retirement or to other corporation purposes and the terms and provisions relative to the operation thereof.

(7)    Whether the shares of the series are convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock of the corporation or any other corporation, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange.

(8)    The voting powers, if any, of the shares of the series, and whether and under what conditions the shares of the series (alone or together with the shares of one or more of other series having similar provisions) are entitled to vote separately as a single class, for the election of one or more additional directors of the corporation or upon other matters.

(9)    Whether the issuance of any additional shares of the series, or of any shares of any other series, is subject to restrictions as to issuance, or as to the powers, preferences or rights of any other series.

(10)    Any other preferences, privileges and powers and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the series, as the board of directors determines and as are not inconsistent with the provisions of these Restated Articles of Incorporation.

b.    Provisions Applicable to All Preferred Stock.

(1)    Subject to the designations, relative rights, preferences, and limitations applicable to separate series, each share shall be equal to every other share of the same class.

(2)    Shares of preferred stock redeemed, converted, exchanged, purchased, retired or surrendered to the corporation, or which have been issued and reacquired in any manner, may, upon compliance with any applicable provisions of the Michigan Business Corporation Act, as amended, be given the status of authorized and unissued shares of preferred stock and may be reissued by the board of directors as part of the series of which they were originally a part or may be reclassified into and reissued as part of a new series or as a part of any other series, all subject to the protective conditions or restrictions of any outstanding series of preferred stock.

(3)    Any of the voting, distribution, liquidation, or other rights, preferences, or limitations of a series may be made dependent upon facts or circumstances ascertainable outside of the Restated Articles of Incorporation or the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the board of directors, if the manner in which the facts or events operate on the rights, preferences, or limitations is set forth in the Restated Articles of Incorporation or board resolution or resolutions.

Appendix C

Stock Incentive Plan of 2015
CHEMICAL FINANCIAL CORPORATION
STOCK INCENTIVE PLAN OF 2015

SECTION 1

Establishment of Plan; Purpose of Plan

1.1    Establishment of Plan. The Company hereby establishes the STOCK INCENTIVE PLAN OF 2015 for its corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards.

1.2    Purpose of Plan. The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1    “Act” means the Securities Exchange Act of 1934, as amended.

2.2    “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d‑3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5    “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6    “Committee” means the Compensation and Pension Committee of the Board or such other committee as the Board may designate from time to time. The Committee shall consist of at least two members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7    “Common Stock” means the Company’s common stock, par value $1 per share.

2.8    “Company” means Chemical Financial Corporation, a Michigan corporation, and its successors and assigns.

2.9    “Continuing Directors” means the individuals who were either (a) first elected or appointed as a director prior to February 16, 2015, or (b) subsequently appointed as a director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
2.10    “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.
2.11    “Director” means a member of the Board.

2.12    “Disability” means an inability of a Participant to perform his or her employment duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.13    “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.14    “Incentive Award” means the award or grant of a Stock Option, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.15    “Market Value” shall equal the closing market price of shares of Common Stock reported on NASDAQ (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if NASDAQ (or any such successor) is closed on that date, the last preceding date on which NASDAQ (or any such successor) was open for trading and on which shares of Common Stock were traded. If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.16    “NASDAQ” means The NASDAQ Stock Market.

2.17    “Participant” means a corporate officer or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

2.18    “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 9.1.

2.19    “Performance Measures” means measures as described in Section 9 on which the performance goals are based.

2.20    “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.21    “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.22    “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.23    “Plan” means the Chemical Financial Corporation Stock Incentive Plan of 2015 as set forth herein, as it may be amended from time to time.

2.24    “Prior Plans” means the Chemical Financial Corporation Stock Incentive Plan of 2012 and the Chemical Financial Corporation Stock Incentive Plan of 2006

2.25    “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 6 or 7. The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.26    “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 6 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 6.

2.27    “Restricted Stock Unit” means an award to a Participant pursuant to Section 6 of the Plan and described as a “Restricted Stock Unit” in Section 6.

2.28    “Retirement” means the voluntary termination of all employment by the Participant after the Participant has attained 55 years of age and completed 10 years of service with the Company or any of its Subsidiaries or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.29    “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 7 of the Plan.

2.30    “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may only be a nonqualified stock option.

2.31    “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company. The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.32    “Termination” or “Cessation” of employment shall be considered to occur on the date on which the Employee is no longer obligated to perform services for the Company or any of its Subsidiaries and the Employee’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Employee continues to receive compensation from the Company or any of its Subsidiaries after such date. The following shall not be considered such a termination or cessation: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the employee’s right to re-employment is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or director.

SECTION 3

Administration

3.1    Power and Authority. The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate. Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held. The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.

3.2    Grants or Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3    Amendments or Modifications of Incentive Awards. Subject to Section 3.4 and Section 11, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4    Repricing Prohibited. Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such Incentive Awards to the same Participants.

3.5    Indemnification of Committee Members. Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan. This Section 3.5 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person. Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1    Number of Shares. Subject to adjustment as provided in Section 4.3 of the Plan, the total number of shares available for Incentive Awards under the Plan shall be 1,300,000 shares of Common Stock. Shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards, or that forfeit, expire or terminate prior to the exercise or vesting of the Incentive Awards in full, and shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards, may not be reissued as new Incentive Awards under the Plan. Not more than 650,000 shares of Common Stock may be issued under Incentive Awards that are not Stock Options. Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), and shares issued and otherwise reacquired by the Company. Upon shareholder approval of this Plan, no further awards shall be made under the Prior Plans.

4.2    Limitation Upon Incentive Awards. No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation. The purpose of this Section 4.2 is to ensure that the Plan may provide Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.3	Adjustments.

(a)    Stock Dividends and Distributions. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and the limitation provided in Section 4.2, shall be adjusted in such manner and at such time as shall be equitable under the circumstances. No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

(b)    Other Actions Affecting Common Stock. If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1    Grant. A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued. For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option. Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan. Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant. Stock Options issued under the Plan shall be nonqualified stock options and shall not be considered incentive stock options as defined in Section 422(b) of the Code.

5.2    Stock Option Agreements. Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options. To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3    Stock Option Exercise Price. The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant. The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4    Medium and Time of Payment. The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock. The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code. Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest. The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided. The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5    Limits on Exercisability. Stock Options shall be exercisable for such periods, not to exceed 10 years and one day from the date of grant, as may be fixed by the Committee. At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof. The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.6    Termination of Employment. Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

(a)    General. If a Participant is no longer employed by the Company or its Subsidiary for any reason other than the Participant’s Retirement, death, Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

(b)    Death. If a Participant dies either while an Employee or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

(c)    Disability. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

(d)    Participant Retirement. If a Participant ceases to be employed by the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of employment unless such Stock Options earlier expire by their terms.

(e)    Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her. The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Restricted Stock and Restricted Stock Units
6.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate. For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted

Stock Unit. Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock. To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof. Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.

6.2    Restricted Stock Agreements. Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 6.

6.3    Vesting. The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

6.4    Termination of Employment. Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

(a)    General. If a Participant ceases to be an Employee during the Restricted Period for any reason other than death, Disability, Retirement or termination for cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

(b)    Death, Retirement or Disability. In the event a Participant terminates his or her employment with the Company because of death, Disability or Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals. All remaining shares of Restricted Stock shall be forfeited and returned to the Company and all remaining Restricted Stock Units shall be forfeited; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death, Disability or Retirement of the Participant.

(c)    Termination for Cause. If a Participant’s employment is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company and all Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited. For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

6.5    Legending of Restricted Stock. In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Chemical Financial Corporation Stock Incentive Plan of 2015 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events. Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

6.6    Rights as a Shareholder. A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 6 and the terms and conditions set forth in the Participant’s restricted stock agreement. Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant. Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate. Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

6.7    Voting Rights. Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 7

Stock-Based Awards

7.1    Grant. Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards). Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted. Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock. For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

7.2    Rights as a Shareholder.

(a)    Stock Awards. A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 7 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate. Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

(b)    General. With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 8

Change in Control

8.1    Acceleration of Vesting. If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines and expressly states in the agreements governing one or more Incentive Awards, without action by the Committee or the Board: (a) all outstanding Stock Options shall become vested and exercisable in full immediately prior to the effective time of a Change in Control and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

8.2    Cash Payment for Stock Options. If a Change in Control of the Company occurs, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options shall receive, with respect to and in lieu of some or all of the shares of Common Stock subject to such Stock Options, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the greater of (a) the highest sales price of the shares on NASDAQ on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options. Upon a Participant’s receipt of such amount with respect to some or all of his or her Stock Options, the respective Stock Options shall be cancelled and may no longer be exercised by such Participant.

SECTION 9

Performance Measures

9.1    Performance Measures. Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 9, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);

(b)	Net income per share;

(c)	Return on equity;

(d)	Cash earnings;

(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);

(f)	Cash earnings return on equity;

(g)	Operating income;

(h)	Operating income per share;

(i)	Operating income return on equity;

(j)	Return on assets;

(k)	Cash flow;

(l)	Cash flow return on capital;

(m)	Return on capital;

(n)	Productivity ratios;

(o)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);

(p)	Expense or cost levels;

(q)	Margins;

(r)	Operating efficiency;

(s)	Efficiency ratio;

(t)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;

(u)	Economic value added measurements;

(v)	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;

(w)	Reduction of losses, loss ratios, expense ratios or fixed costs;

(x)	Employee turnover;

(y)	Specified objective social goals;

(z)	Noninterest income;

(aa)	Interest income;

(bb)	Net interest income;

(cc)	Deposit growth; and

(dd)	Loan growth.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate. The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 9.

9.2    Evaluation of Performance. The Committee may provide in any such Incentive Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, or divestitures (including non-recurring transaction-related expenses); (g) securities offerings; (h) accounting changes, (i) amortization of goodwill or other intangible assets, (j) discontinued operations, and (k) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

9.3    Committee Discretion. In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 9.1.

9.4    Adjustment of Performance-Based Compensation. Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward. The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

9.5    Performance-Based Compensation Conditioned on Performance. Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 9, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

9.6    Time of Determination of Performance Goals by Committee. All performance goals to be made by the Committee for a Performance Period pursuant to this Section 9 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

9.7    Objective Standards. Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 9, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid. Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 9 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an Incentive Award intended to qualify as Performance-Based Compensation. The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 9.6.

SECTION 10

General Provisions

10.1    Restrictions on Transferability; Clawback and Recoupment.

(a)    General. Unless the Committee otherwise consents or permits (before or after the Incentive Award is made) or unless the award agreement provides otherwise, Incentive Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the award agreement, the transferee must execute a written agreement permitting the Company to satisfy any federal, state or local withholding or other taxes associated with or resulting from the exercise or vesting of any Incentive Award in any manner provided for in Section 10.3. All provisions of an Incentive Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Incentive Award. All rights with respect to Incentive Awards granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

(b)    Other Restrictions. The Committee may impose other restrictions on any Incentive Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Incentive Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c)    Clawback and Recoupment. Incentive Awards under the Plan shall be subject to the Company's “clawback” policy for the recovery and recoupment of incentive compensation, as it may be amended from time to time.

10.2    No Rights to Incentive Awards. No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan. The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

10.3    Withholding. The Company or a Subsidiary shall be entitled to: (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award. Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock. The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

10.4    Compliance With Laws; Listing and Registration of Shares. All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

10.5    No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

10.6    No Right to Employment. The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Subsidiary. The Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

10.7    No Liability of Company. The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

10.8    Suspension of Rights under Incentive Awards. The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment with the Company and its Subsidiaries is under consideration.

10.9    Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

10.10    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

10.11    Compliance with 409A. The Plan is intended to provide Incentive Awards that are exempt from Section 409A of the Code as either exempt equity awards under Treasury Regulation Section 1.409A-1(b)(5) or as exempt short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4), and is to be interpreted and operated consistently with those intentions.  To the extent that the Committee determines that any Incentive Award granted hereunder is subject to Section 409A of the Code, the agreement evidencing such Incentive Award shall incorporate the terms and conditions necessary to avoid the tax consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and agreements shall be interpreted in accordance with Section 409A of the Code.

SECTION 11

Termination and Amendment

11.1    Board and Committee Actions. The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options may be granted below the price provided for in Section 5.3, (ii) reduce the exercise price of outstanding Stock Options, (iii) increase the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or other applicable NASDAQ rules, and provided further that the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code.
11.2    No Impairment. Notwithstanding anything to the contrary in Section 11.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 12

Effective Date and Duration of the Plan

The Plan shall take effect April 20, 2015, subject to approval by the shareholders at the 2015 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders. Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan after April 19, 2025.

CHEMICAL
FINANCIAL CORPORATION®

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IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 20, 2015.

Vote by Internet

- Go to **www.envisionreports.com/CHFC**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Please do not vote by more than one method. The last vote received will be your official vote. Do not return this proxy if you are voting by the Internet or by telephone.

Annual Meeting Proxy

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3, 4, 5 and 6.

1. Election of 7 Directors:

Nominee	For	Withhold
01 - Gary E. Anderson	☐	☐
02 - James R. Fitterling	☐	☐
03 - Terence F. Moore	☐	☐
04 - John E. Pelizzari	☐	☐
05 - David B. Ramaker	☐	☐
06 - Larry D. Stauffer	☐	☐
07 - Franklin C. Wheatlake	☐	☐

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B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHEMICAL
FINANCIAL CORPORATION®

Proxy — Chemical Financial Corporation

This Proxy is Being Solicited on Behalf of the Board of Directors of the Corporation for the Annual Meeting of Shareholders – April 20, 2015

The undersigned hereby appoints Gary E. Anderson, Terence F. Moore and David B. Ramaker, jointly and severally, proxies, with full power of substitution, to vote all the shares of capital stock of CHEMICAL FINANCIAL CORPORATION that the undersigned may be entitled to vote, including dividend reinvestment plan shares, if any, held of record by the undersigned on February 20, 2015, at the annual meeting of shareholders of Chemical Financial Corporation to be held at the Midland Center for the Arts, 1801 W. St. Andrews Drive, Midland, Michigan, on Monday, April 20, 2015, and at any adjournment of the meeting, on all matters that come before, and on all matters incident to the conduct of, the meeting and any and all adjournments of the meeting.

If this proxy is properly executed and returned, your shares will be voted as specified. Where a choice is not specified, the proxies will vote the shares represented by this proxy FOR election of all director nominees, FOR Proposals 2, 3, 4, 5 and 6, and in accordance with their discretion on any other matters that may come before or that are incident to the conduct of the meeting, including any vote to adjourn the meeting.

(Continued and to be signed on the reverse side.)

PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

C Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B OF THIS CARD.